Filed Pursuant to Rule 424(b)(3)
Registration No. 333-266624

This preliminary prospectus supplement and the accompanying prospectus relate to an effective registration statement under the Securities Act of 1933, as amended, but are not complete and may be changed.

SUBJECT TO COMPLETION, DATED MAY 20, 2024

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated August 8, 2022)

$

Junior Subordinated Debentures due December 1, 2054

We are offering $    of our Junior Subordinated Debentures due December 1, 2054 (the “Junior Subordinated Debentures”). We will pay interest on the Junior Subordinated Debentures (i) from and including the date of original issuance to, but not including, December 1, 2029 at an annual rate of  % and (ii) from and including December 1, 2029 during each Interest Reset Period (as defined herein) at an annual rate equal to the Five-Year Treasury Rate (as defined herein) as of the most recent Reset Interest Determination Date (as defined herein) plus  %. We will pay interest semi-annually in arrears on June 1 and December 1 of each year. The first interest payment on the Junior Subordinated Debentures will be made on December 1, 2024. We may redeem some or all of the Junior Subordinated Debentures, at our option, at the times and prices described in this prospectus supplement. The Junior Subordinated Debentures will be issued only in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Junior Subordinated Debentures will be our direct unsecured obligations and will rank junior and be subordinated in right of payment and upon liquidation to our existing and future Senior Indebtedness (as defined herein) and equally in right of payment with any Pari Passu Securities (as defined herein).

We may defer interest payments on the Junior Subordinated Debentures on one or more occasions for up to 10 consecutive years per deferral period as described in this prospectus supplement. Deferred interest payments will accrue additional interest at a rate equal to the interest rate then applicable to the Junior Subordinated Debentures, to the extent permitted by applicable law.

We do not intend to apply to list the Junior Subordinated Debentures on a securities exchange.

Investing in the Junior Subordinated Debentures involves risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement to read about factors you should consider before buying the Junior Subordinated Debentures.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Junior Subordinated Debenture		Total
Price to Public (1)		%	$
Underwriting Discount		%	$
Proceeds to Entergy Corporation (before expenses)		%	$

(1)	The price to public will also include any interest that has accrued on the Junior Subordinated Debentures since their issue date if delivered after that date.

The underwriters expect to deliver the Junior Subordinated Debentures to purchasers on or about May  , 2024 through the book-entry facilities of The Depository Trust Company in New York, New York for the accounts of its participants, including Euroclear Bank SA/NV, as operator of the Euroclear System, and Clearstream Banking, société anonyme, Luxembourg.

Joint Bookrunning Managers

BofA Securities	Citigroup	J.P. Morgan	Morgan Stanley	Wells Fargo Securities

BNP PARIBAS	Goldman Sachs & Co. LLC	Mizuho	MUFG	Scotiabank

May  , 2024

This prospectus supplement, the accompanying prospectus and any related free-writing prospectus that we file with the Securities and Exchange Commission, or SEC, contain and incorporate by reference information that you should consider when making your investment decision. We have not, and the underwriters have not, authorized anyone else to provide you with different information. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein is accurate as of any date other than as of the dates of these documents or the dates these documents were filed with the SEC. Our business, financial condition, results of operations and prospects may have changed since these dates. If the information in this prospectus supplement is different from, or inconsistent with, the information in the accompanying prospectus, you should rely on the information contained in this prospectus supplement. We are not, and the underwriters are not, making an offer or sale of the Junior Subordinated Debentures in any jurisdiction where the offer or sale is not permitted. In this prospectus supplement, “Entergy,” “we,” “us” and “our” refer to Entergy Corporation and, unless otherwise expressly stated, do not include our subsidiaries or affiliates.

Prospectus Supplement

Prospectus

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus or in the documents incorporated by reference herein or therein. It may not contain all the information that is important to you. You should carefully read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein in their entirety before making an investment decision.

Entergy Corporation

As used in this section “Summary—Entergy Corporation,” references to “Entergy,” “we,” “us” or “our” refer to Entergy Corporation excluding, unless the context otherwise requires or otherwise expressly stated, its subsidiaries.

We are an integrated energy company engaged primarily in electric power production and retail distribution operations. We own and operate power plants with approximately 24,000 MW of electric generating capacity. We deliver electricity to approximately 3 million utility customers in Arkansas, Louisiana, Mississippi and Texas. We had annual revenues of $12.1 billion in 2023 and approximately 12,000 employees as of December 31, 2023.

We operate primarily through a single reportable segment, Utility. The Utility segment includes the generation, transmission, distribution, and sale of electric power in portions of Arkansas, Mississippi, Texas, and Louisiana, including the City of New Orleans; and operation of a small natural gas distribution business. See “Planned Sale of Gas Distribution Businesses” in our Annual Report on Form 10-K for the year ended December 31, 2023 (the “2023 Form 10-K”) for discussion of the planned sale of the gas distribution businesses of our subsidiaries Entergy New Orleans, LLC and Entergy Louisiana, LLC.

The information above is only a summary and is not complete. You should read the incorporated documents listed under the heading “Where You Can Find More Information” in this prospectus supplement for more specific information concerning our business and affairs, including significant contingencies, risk factors and known trends, our general capital requirements, our financing plans and capabilities, and pending legal and regulatory proceedings.

Our principal executive offices are located at 639 Loyola Avenue, New Orleans, Louisiana 70113 (telephone number: 504-576-4000).

SUMMARY—Q&A

What securities are being offered pursuant to this prospectus supplement?

We are offering $    aggregate principal amount of our Junior Subordinated Debentures due December 1, 2054, which will be referred to as the “Junior Subordinated Debentures” in this prospectus supplement. The Junior Subordinated Debentures will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

What interest will be paid by us?

We will pay interest on the Junior Subordinated Debentures (i) from and including the date of original issuance to, but not including, the First Interest Reset Date (as defined under “Description of the Junior Subordinated Debentures—Interest, Maturity and Payment”) at an annual rate of   % and (ii) from and including the First Interest Reset Date during each Interest Reset Period at an annual rate equal to the Five-Year Treasury Rate as of the most recent Reset Interest Determination Date, plus   %. Subject to our right to defer interest payments described below, interest will be payable semi-annually in arrears on June 1 and December 1 of each year, beginning December 1, 2024.

For a more complete description of interest payable on the Junior Subordinated Debentures, see “Description of the Junior Subordinated Debentures—Interest, Maturity and Payment.”

What are the record dates for the payment of interest?

The record date for interest payable on any interest payment date for the Junior Subordinated Debentures shall be the close of business on (i) the Business Day (as defined under “Description of the Junior Subordinated Debentures—Interest, Maturity and Payment”) immediately preceding such interest payment date so long as all of the Junior Subordinated Debentures remain in book-entry only form, or (ii) the 15th calendar day immediately preceding such interest payment date if any of the Junior Subordinated Debentures do not remain in book-entry only form.

When can payment of interest be deferred?

So long as there is no event of default under the Subordinated Indenture (as defined under “Description of the Junior Subordinated Debentures”), we may defer interest payments on the Junior Subordinated Debentures, from time to time, for one or more periods (each, an “Optional Deferral Period”) of up to 10 consecutive years per Optional Deferral Period. In other words, we may declare at our discretion up to a 10-year interest payment moratorium on the Junior Subordinated Debentures and may choose to do that on more than one occasion. We may not defer payments beyond the maturity date of the Junior Subordinated Debentures (which is December 1, 2054). Any deferred interest on the Junior Subordinated Debentures will accrue additional interest at a rate equal to the interest rate then applicable to the Junior Subordinated Debentures, to the extent permitted by applicable law. Once all accrued and unpaid interest on the Junior Subordinated Debentures has been paid, we can begin a new Optional Deferral Period. However, we have no current intention of deferring interest payments on the Junior Subordinated Debentures.

For a more complete description of our ability to defer the payment of interest, see “Description of the Junior Subordinated Debentures—Option to Defer Interest Payments” in this prospectus supplement.

What restrictions are imposed on us during an Optional Deferral Period?

During any period in which we defer interest payments on the Junior Subordinated Debentures, we will not, and we will not cause our majority-owned subsidiaries to, do any of the following (with limited exceptions):

•	declare or pay any dividend or distribution on any of the capital stock of Entergy Corporation;

•	redeem, purchase, acquire or make a liquidation payment with respect to any of the capital stock of Entergy Corporation;

•

pay any principal, interest or premium on, or repay, repurchase or redeem any debt securities of Entergy Corporation that are equal or junior in right of payment with the Junior Subordinated Debentures; or

•	make any payments with respect to any Entergy Corporation guarantee of debt securities if such guarantee is equal or junior in right of payment to the Junior Subordinated Debentures.

See “Description of the Junior Subordinated Debentures—Option to Defer Interest Payments” (which includes a description of the limited exceptions to the restrictions described above) in this prospectus supplement.

Even though you will not receive any interest payments on your Junior Subordinated Debentures during an Optional Deferral Period, you likely will be required to include amounts in income for United States federal income tax purposes during such period, regardless of your method of accounting for United States federal income tax purposes. You should consult with your own tax advisor regarding the tax consequences of an investment in the Junior Subordinated Debentures. See “Certain United States Federal Income Tax Consequences—U.S. Holders” in this prospectus supplement.

If we defer interest for a period of 10 consecutive years from the commencement of an Optional Deferral Period, we will be required to pay all accrued and unpaid interest at the conclusion of such 10-year period. If we fail to pay in full all accrued and unpaid interest at the conclusion of such 10-year period and such failure continues for 30 days, such failure will constitute an event of default under the Subordinated Indenture that gives rise to a right to accelerate payment of principal of, and interest and premium, if any, on, the Junior Subordinated Debentures. See “Description of Junior Subordinated Debentures—Events of Default” and “Description of Junior Subordinated Debentures—Remedies” in this prospectus supplement.

When can we redeem the Junior Subordinated Debentures?

We may redeem the Junior Subordinated Debentures at our option prior to the maturity date:

•

in whole or in part (i) on any day in the period commencing on the date falling 90 days prior to the First Interest Reset Date and ending on and including the First Interest Reset Date and (ii) after the First Interest Reset Date, on any interest payment date, at 100% of the principal amount of the Junior Subordinated Debentures being redeemed plus any accrued and unpaid interest thereon;

•

in whole but not in part at 100% of the principal amount of the Junior Subordinated Debentures plus any accrued and unpaid interest thereon, if certain changes in tax laws, regulations or interpretations occur; or

•

in whole but not in part at 102% of the principal amount of the Junior Subordinated Debentures plus any accrued and unpaid interest thereon, if a rating agency makes certain changes in the equity credit methodology for securities such as the Junior Subordinated Debentures.

The circumstances under which the Junior Subordinated Debentures may be redeemed, and the redemption prices, are more fully described below under “Description of the Junior Subordinated Debentures—Redemption–Optional Redemption,” “Description of the Junior Subordinated Debentures—Redemption–Right to Redeem Upon a Tax Event,” and “Description of the Junior Subordinated Debentures—Redemption–Right to Redeem Upon a Rating Agency Event.”

What is the ranking of the Junior Subordinated Debentures?

Our payment obligation under the Junior Subordinated Debentures will be unsecured and will rank junior and be subordinated in right of payment and upon liquidation to all of Entergy Corporation’s Senior Indebtedness

(as defined under “Description of the Junior Subordinated Debentures—Ranking of the Junior Subordinated Debentures”). However, the Junior Subordinated Debentures will rank equally in right of payment with any Pari Passu Securities (as defined under “Description of the Junior Subordinated Debentures—Ranking of the Junior Subordinated Debentures”). At March 31, 2024, our Senior Indebtedness, on an unconsolidated basis, totaled approximately $6.47 billion.

While we are a holding company deriving substantially all of our income from our operating subsidiaries, our subsidiaries are separate and distinct legal entities and have no obligation to make any payments on any Subordinated Indenture Securities (as defined under “Description of the Junior Subordinated Debentures—General”), including the Junior Subordinated Debentures, or to make any funds available for such payment. Therefore, the Subordinated Indenture Securities, including the Junior Subordinated Debentures, will effectively be subordinated to all indebtedness and other liabilities, including trade accounts payable, debt and preferred securities, incurred or issued by our subsidiaries. In addition to trade accounts payable, many of our operating subsidiaries incur debt in order to finance their business activities. All of these obligations will effectively be senior to the Subordinated Indenture Securities, including the Junior Subordinated Debentures. Provisions within the organizational documents of certain of our subsidiaries relating to preferred stock or membership interests restrict the payment of cash dividends or other distributions to us. Prior to providing funds to us, certain of our subsidiaries have financial and regulatory obligations that must be satisfied, including, among others, debt service and, in the case of Entergy Utility Holding Company, LLC and Entergy Texas, Inc., dividends and distributions on preferred securities. Any distributions from Entergy Arkansas, LLC, Entergy Louisiana, LLC, Entergy Mississippi, LLC and Entergy New Orleans, LLC are paid directly to Entergy Utility Holding Company, LLC and are therefore subject to payment of distributions on its preferred securities. The Subordinated Indenture does not place any limit on the amount of Senior Indebtedness that we may issue, guarantee or otherwise incur or the amount of liabilities, including debt or preferred securities, that our subsidiaries may issue, guarantee or otherwise incur. We expect from time to time to incur additional indebtedness and other liabilities and to guarantee indebtedness that will be senior to the Junior Subordinated Debentures.

Will the Junior Subordinated Debentures be listed on a stock exchange?

We do not plan to apply to list the Junior Subordinated Debentures on a securities exchange.

In what form will the Junior Subordinated Debentures be issued?

The Junior Subordinated Debentures will be represented by one or more global certificates and registered in the name of The Depository Trust Company (“DTC”) or its nominee and deposited with the Subordinated Indenture Trustee (as defined under “Description of the Junior Subordinated Debentures”) on behalf of DTC. This means that you will not receive a certificate for your Junior Subordinated Debentures and that your broker will maintain your position in the Junior Subordinated Debentures. We expect that the Junior Subordinated Debentures will be ready for delivery through DTC on or about the date indicated on the cover of this prospectus supplement.

What are the principal United States federal income tax consequences related to the Junior Subordinated Debentures?

We will report and otherwise treat, for United States federal income tax purposes, the Junior Subordinated Debentures as indebtedness (although there is no controlling authority directly on point). This treatment is not binding on the Internal Revenue Service. See “Certain United States Federal Income Tax Consequences—Classification of the Junior Subordinated Debentures.”

Each holder of Junior Subordinated Debentures will, by accepting the Junior Subordinated Debentures or a beneficial interest therein, be deemed to have agreed that the holder intends that the Junior Subordinated

Debentures constitute indebtedness and will treat the Junior Subordinated Debentures as indebtedness for all United States federal, state and local tax purposes.

If we elect to defer interest on the Junior Subordinated Debentures for one or more Optional Deferral Periods, the holders of the Junior Subordinated Debentures likely will be required to include amounts in income for United States federal income tax purposes during such period, regardless of such holder’s method of accounting for United States federal income tax purposes and notwithstanding that no interest payments will be made on the Junior Subordinated Debentures during such periods.

May additional Junior Subordinated Debentures of the same series be issued?

All Junior Subordinated Debentures need not be issued at the same time, and the series may be re-opened for issuances of additional Junior Subordinated Debentures of that series. This means that we may from time to time, without notice to, or the consent of, the existing holders of the Junior Subordinated Debentures, create and issue additional Junior Subordinated Debentures. Such additional Junior Subordinated Debentures will have the same terms as the Junior Subordinated Debentures in all respects (except for the issue date of the additional Junior Subordinated Debentures, the price to public, and, if applicable, the initial interest payment date) so that the additional Junior Subordinated Debentures may be consolidated and form a single series with the Junior Subordinated Debentures.

RISK FACTORS

Investing in the Junior Subordinated Debentures involves certain risks. In considering whether to purchase the Junior Subordinated Debentures, you should carefully consider the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. In particular, you should carefully consider the following risk factors and the information under the headings “Risk Factors Summary” and “Risk Factors,” as well as the factors listed under the heading “Forward-Looking Information,” in each case, contained in the 2023 Form 10-K and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 (the “First Quarter 2024 Form 10-Q”), each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

Risk Factors Relating to the Junior Subordinated Debentures

We can defer interest payments on the Junior Subordinated Debentures for one or more periods of up to 10 years each. This may affect the market price of the Junior Subordinated Debentures.

So long as there is no event of default under the Subordinated Indenture, we may defer interest payments on the Junior Subordinated Debentures, from time to time, for one or more Optional Deferral Periods of up to 10 consecutive years. At the end of an Optional Deferral Period, if all amounts due are paid, we can start a new Optional Deferral Period of up to 10 consecutive years. During any Optional Deferral Period, interest on the Junior Subordinated Debentures would be deferred but would accrue additional interest at a rate equal to the interest rate then applicable to the Junior Subordinated Debentures, to the extent permitted by applicable law. No Optional Deferral Period may extend beyond the maturity date of the Junior Subordinated Debentures. If we exercise this interest deferral right, the market price of the Junior Subordinated Debentures is likely to be affected. See “Description of the Junior Subordinated Debentures—Option to Defer Interest Payments” in this prospectus supplement.

If we exercise our right to defer interest payments, the Junior Subordinated Debentures may trade at a price that does not fully reflect the value of accrued but unpaid interest on the Junior Subordinated Debentures or that is otherwise less than the price at which the Junior Subordinated Debentures may have been traded if we had not exercised such right. In addition, as a result of our right to defer interest payments, the market price of the Junior Subordinated Debentures may be more volatile than other securities that do not have these rights.

We are not permitted to pay current interest on the Junior Subordinated Debentures until we have paid all outstanding deferred interest, and this could have the effect of extending interest deferral periods.

During an Optional Deferral Period, we will be prohibited from paying current interest on the Junior Subordinated Debentures until we have paid all accrued and unpaid deferred interest plus any accrued interest thereon. As a result, we may not be able to pay current interest on the Junior Subordinated Debentures if we do not have available funds to pay all accrued and unpaid deferred interest plus any accrued interest thereon.

Our obligations under the Junior Subordinated Debentures are subordinated.

Our obligations under the Junior Subordinated Debentures are unsecured and will rank junior in right of payment to our Senior Indebtedness. See “Description of the Junior Subordinated Debentures—Ranking of the Junior Subordinated Debentures” in this prospectus supplement. This means that we cannot make any payments on the Junior Subordinated Debentures until all holders of our Senior Indebtedness have been paid in full, or provision has been made for such payment, if (i) certain events of bankruptcy, insolvency or reorganization relating to us have occurred, (ii) any of our Senior Indebtedness is not paid when due (after the expiration of any applicable grace period) and that default continues without a waiver, or (iii) any other default has occurred and continues without waiver (after the expiration of any applicable grace period) pursuant to which the holders of our Senior Indebtedness are permitted to accelerate the maturity of such Senior Indebtedness. At March 31, 2024, our Senior Indebtedness, on an unconsolidated basis, totaled approximately $6.47 billion. While we are a holding company deriving substantially all of our income from our operating subsidiaries, our subsidiaries are separate and distinct legal entities and have no obligation to make any payments on the Subordinated Indenture Securities, including the Junior Subordinated Debentures, or to make any funds available for such payment. Therefore, the Subordinated Indenture Securities, including the Junior Subordinated Debentures, will effectively be subordinated to all indebtedness and other liabilities, including trade accounts payable, debt and preferred securities, incurred or issued by our subsidiaries. In addition to trade accounts payable, many of our operating subsidiaries incur debt in order to finance their business activities. All of these obligations will effectively be senior to the Subordinated Indenture Securities, including the Junior Subordinated Debentures. Provisions within the organizational documents of certain of our subsidiaries relating to preferred stock or membership interests restrict the payment of cash dividends or other distributions to us. Prior to providing funds to us, certain of our subsidiaries have financial and regulatory obligations that must be satisfied, including, among others, debt service and, in the case of Entergy Utility Holding Company, LLC and Entergy Texas, Inc., dividends and distributions on preferred securities. Any distributions from Entergy Arkansas, LLC, Entergy Louisiana, LLC, Entergy Mississippi, LLC and Entergy New Orleans, LLC are paid directly to Entergy Utility Holding Company, LLC and are therefore subject to payment of distributions on its preferred securities. The Subordinated Indenture does not place any limit on the amount of Senior Indebtedness that we may issue, guarantee or otherwise incur or the amount of liabilities, including debt or preferred securities, that our subsidiaries may issue, guarantee or otherwise incur. We expect from time to time to incur additional indebtedness and other liabilities and to guarantee indebtedness that will be senior to the Junior Subordinated Debentures.

If we defer interest payments on the Junior Subordinated Debentures, there will be United States federal income tax consequences to holders of the Junior Subordinated Debentures.

If we defer interest payments on the Junior Subordinated Debentures for one or more Optional Deferral Periods, you likely will be required to include amounts in income for United States federal income tax purposes during such period, regardless of your method of accounting for United States federal income tax purposes.

If you sell your Junior Subordinated Debentures before the record date for the payment of interest at the end of an Optional Deferral Period, you will not receive such interest. Instead, the accrued interest will be paid to the holder of record on the record date regardless of who the holder of record may have been on any other date during the Optional Deferral Period. Moreover, amounts that you were required to include in income in respect of the Junior Subordinated Debentures during the Optional Deferral Period will be added to your adjusted tax basis in the Junior Subordinated Debentures, but may not be reflected in the amount that you realize on the sale. To the extent the amount realized on a sale is less than your adjusted tax basis, you will recognize a capital loss for United States federal income tax purposes. The deductibility of capital losses is subject to limitations. See “Certain United States Federal Income Tax Consequences—U.S. Holders—Sale, Exchange, Redemption or Retirement of the Junior Subordinated Debentures” in this prospectus supplement.

Rating agencies may change their practices for rating the Junior Subordinated Debentures, which change may affect the market price of the Junior Subordinated Debentures. In addition, we may redeem the Junior Subordinated Debentures if a rating agency makes certain changes in the equity credit methodology for securities such as the Junior Subordinated Debentures.

The rating agencies that currently or may in the future publish a rating for us, including Moody’s Investors Service, Inc. and S&P Global Ratings (a division of S&P Global Inc.), each of which is expected to initially publish a rating of the Junior Subordinated Debentures, may, from time to time in the future, change the way they analyze securities with features similar to the Junior Subordinated Debentures. This may include, for example, changes to the relationship between ratings assigned to an issuer’s senior securities and ratings assigned to securities with features similar to the Junior Subordinated Debentures. If the rating agencies change their practices for rating these types of securities in the future, and the ratings of the Junior Subordinated Debentures are subsequently lowered, that could have a negative impact on the trading price of the Junior Subordinated Debentures. In addition, we may redeem the Junior Subordinated Debentures, at our option, in whole but not in part, if a rating agency makes certain changes in the equity credit methodology for securities such as the Junior Subordinated Debentures. See “Description of the Junior Subordinated Debentures—Redemption–Right to Redeem Upon a Rating Agency Event” in this prospectus supplement.

Holders of the Junior Subordinated Debentures will have limited rights of acceleration.

The holders of the Junior Subordinated Debentures and the Subordinated Indenture Trustee may accelerate payment of the principal, interest and premium, if any, on the Junior Subordinated Debentures only upon the occurrence and continuation of certain events of default. Payment of principal, interest and premium, if any, on the Junior Subordinated Debentures may be accelerated upon the occurrence of an event of default under the Subordinated Indenture related to failure to pay interest within 30 days after it is due (other than interest deferred pursuant to one or more Optional Deferral Periods), failure to pay principal and premium, if any, on the Junior Subordinated Debentures when due and certain events of bankruptcy, insolvency or reorganization with respect to us. Holders of the Junior Subordinated Debentures and the Subordinated Indenture Trustee will not have the right to accelerate payment of the principal, interest and premium, if any, on the Junior Subordinated Debentures upon the breach of any other covenant in the Subordinated Indenture.

The interest rate will reset on the First Interest Reset Date and each subsequent Interest Reset Date, and the amount of interest payable after an Interest Reset Date may be less than an amount of interest payable in an earlier interest period.

The interest rate on the Junior Subordinated Debentures for each Interest Reset Period will equal the Five-Year Treasury Rate as of the most recent Reset Interest Determination date, plus   %. Therefore, the interest rate after the First Interest Reset Date could be lower than the initial interest rate applicable to the Junior Subordinated Debentures, and as a result the amount of interest payable after a subsequent Interest Reset Date may be less than the amount of interest payable in a prior period. We have no control over the factors that may affect United States Treasury rates, including geopolitical conditions and economic, financial, political, regulatory, judicial or other events.

Historical United States Treasury rates are not an indication of future United States Treasury rates.

In the past, United States Treasury rates have experienced significant fluctuations. The historical levels, fluctuations and trends of United States Treasury rates are not necessarily indicative of future levels. Any historical upward or downward trend in United States Treasury rates is not an indication that United States Treasury rates are more or less likely to increase or decrease at any time after the First Interest Reset Date, and historical United States Treasury rates are not an indication of future Five-Year Treasury Rates.

The provisions of the Junior Subordinated Debentures will not necessarily protect you in the event of a highly-leveraged or change of control transaction.

The terms of the Junior Subordinated Debentures will not necessarily afford you protection in the event of a highly-leveraged transaction that may adversely affect you, including a reorganization, recapitalization, restructuring, merger or other similar transaction involving us or our subsidiaries, whether or not in connection with a change of control. Neither the Subordinated Indenture nor our Indenture (for Unsecured Debt Securities), dated as of September 1, 2010, with Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association, as trustee, pursuant to which we have issued our outstanding senior notes and may from time to time continue to issue senior notes, limits the amount of unsecured debt we or our subsidiaries may issue. In addition, neither indenture limits the amount of secured debt that may be issued by our subsidiaries. As a result, we or our subsidiaries could enter into any such transaction even though the transaction could adversely affect our capital structure or credit ratings or otherwise adversely affect the holders of the Junior Subordinated Debentures. If we incur secured debt, to the extent permitted by the Subordinated Indenture, the Junior Subordinated Debentures will be effectively junior to such debt to the extent of the value of the collateral securing such debt. These transactions may not involve a change in voting power or beneficial ownership or result in a downgrade in the ratings of the Junior Subordinated Debentures. The Subordinated Indenture does not contain provisions that permit the holders of the Junior Subordinated Debentures to require us to redeem or repurchase the Junior Subordinated Debentures in the event of a takeover, recapitalization or similar transaction.

An active trading market for the Junior Subordinated Debentures may not develop.

We cannot assure you that an active trading market for the Junior Subordinated Debentures will develop or as to the liquidity or sustainability of any such market, the ability of the holders to sell their Junior Subordinated Debentures or the price at which holders of the Junior Subordinated Debentures will be able to sell their Junior Subordinated Debentures. Future trading prices of the Junior Subordinated Debentures will also depend on many other factors, including, among other things, prevailing interest rates, the market for similar securities, our credit ratings and our performance. We do not intend to apply for listing of the Junior Subordinated Debentures on any securities exchange.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” the information filed by us with the SEC, which means that we can refer you to important information without restating it in this prospectus supplement and the accompanying prospectus. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus and should be read with the same care. Accordingly, we incorporate by reference the documents listed below along with any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, prior to the time that all of the Junior Subordinated Debentures are sold in this offering:

1. our 2023 Form 10-K;

2. our First Quarter 2024 Form 10-Q; and

3. our Current Reports on Form 8-K filed March 12, 2024 (solely with respect to Item 2.06), April  18, 2024 (solely with respect to Item 8.01), April  18, 2024 (solely with respect to Item 8.01), May  6, 2024, and May 7, 2024.

You may access a copy of any or all of these filings, free of charge, at our website located at http://www.entergy.com or by writing or calling us at the following address:

Ms. Raechelle M. Munna

Assistant General Counsel – Corporate and Securities

Entergy Services, LLC

639 Loyola Avenue

New Orleans, Louisiana 70113 (504) 576-5848

You may also direct your requests via email to rmunna@entergy.com. We do not intend our Internet address to be an active link or to otherwise incorporate the contents of the website into this prospectus supplement or the accompanying prospectus.

USE OF PROCEEDS

We anticipate that our net proceeds from the sale of the Junior Subordinated Debentures will be approximately $     after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use the net proceeds we receive from the issuance and sale of the Junior Subordinated Debentures to repay a portion of our outstanding commercial paper and for general corporate purposes. At May 16 , 2024, we had approximately $1.9 billion of commercial paper outstanding bearing interest at the weighted average interest rate of 5.639% per year. Pending their application, we may invest net proceeds in short-term, highly liquid, high rated money market instruments and/or the Entergy system money pool.

DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES

The following description sets forth some of the terms of the Junior Subordinated Debentures and the Subordinated Indenture. The Subordinated Indenture contains the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the Junior Subordinated Debentures or the Subordinated Indenture. The Subordinated Indenture and the officer’s certificate establishing the terms of the Junior Subordinated Debentures will be filed as exhibits to the registration statement of which this prospectus supplement forms a part. You should read the Subordinated Indenture and such officer’s certificate for provisions that may be important to you. This summary is subject to and qualified in its entirety by reference to all of the provisions of the Subordinated Indenture and the officer’s certificate establishing the terms of the Junior Subordinated Debentures, including the definitions of some of the terms used in the Subordinated Indenture and such officer’s certificate. We also include references in parentheses to some of the sections of the Subordinated Indenture. You should also refer to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”) for provisions that apply to the Junior Subordinated Debentures as they will be issued under an indenture qualified under the Trust Indenture Act.

We will issue the Junior Subordinated Debentures under an Indenture (for Unsecured Subordinated Debt Securities) dated as of May 1, 2024, as it may be amended or supplemented from time to time (the “Subordinated Indenture”), between us and The Bank of New York Mellon, as trustee (the “Subordinated Indenture Trustee”). For the purposes of this section, any reference to the “Subordinated Indenture” shall generally mean the Subordinated Indenture as supplemented by the officer’s certificate establishing the terms of the Junior Subordinated Debentures.

In this section, references to “we,” “our” and “us” mean Entergy Corporation excluding, unless otherwise expressly stated, its subsidiaries. The Junior Subordinated Debentures are not obligations of, and will not be guaranteed by, any of our subsidiaries.

General

The Subordinated Indenture permits us to issue an unlimited amount of unsecured subordinated debentures, notes or other subordinated debt from time to time in one or more series. The Junior Subordinated Debentures and all other unsecured subordinated debentures, notes or other subordinated debt that we issue under the Subordinated Indenture are collectively referred to in this prospectus supplement as the “Subordinated Indenture Securities.” The Subordinated Indenture does not limit the aggregate amount of indebtedness that we or our subsidiaries may issue, guarantee or incur.

All Junior Subordinated Debentures need not be issued at the same time, and the series may be reopened for issuances of additional Junior Subordinated Debentures. This means that we may from time to time, without notice to or the consent of the existing holders of the Junior Subordinated Debentures, create and issue additional Junior Subordinated Debentures. Such additional Junior Subordinated Debentures will have the same terms as the Junior Subordinated Debentures in all respects, except for issue date, price to public, and, if applicable, the initial interest payment date for the additional Junior Subordinated Debentures. Additional Junior Subordinated Debentures issued in this manner will be consolidated with, and will form a single series with, the previously outstanding Junior Subordinated Debentures.

Interest, Maturity and Payment

We are offering $    of our Junior Subordinated Debentures due December 1, 2054. The Junior Subordinated Debentures will mature on December 1, 2054.

Interest on the Junior Subordinated Debentures will:

•

be paid (i) from and including the date of original issuance to, but not including, the First Interest Reset Date, at a rate of % per annum and (ii) from and including the First Interest Reset Date during each Interest Reset Period at a rate per annum equal to the Five-Year Treasury Rate as of the most recent Reset Interest Determination Date, plus %;

•	be payable in U.S. dollars;

•

subject to our right to defer interest payments as described below, be payable semi-annually in arrears on June 1 and December 1 of each year, commencing December 1, 2024, until the maturity date or earlier redemption;

•

be computed on the basis of a 360-day year consisting of twelve 30-day months and for any interest period shorter than a full semi-annual period for which interest is computed, on the basis of the actual number of days elapsed in such period using 30-day months; and

•	originally accrue from, and include, the date of original issuance.

In the event that any date on which interest, principal or premium, if any, is payable on the Junior Subordinated Debentures is not a Business Day, then payment of the interest, principal or premium payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on such date.

“Business Day” is any day that is not a Saturday, a Sunday, or a day on which banking institutions or trust companies in New York City are generally authorized or required by law or executive order to remain closed.

Unless all of the outstanding Junior Subordinated Debentures have been or will be redeemed as of the First Interest Reset Date, we will appoint a calculation agent (the “Calculation Agent”) with respect to the Junior Subordinated Debentures prior to the Reset Interest Determination Date preceding the First Interest Reset Date. We or any of our affiliates may assume the duties of the Calculation Agent. The applicable interest rate for each Interest Reset Period will be determined by the Calculation Agent as of the applicable Reset Interest Determination Date. If we or one of our affiliates is not the Calculation Agent, the Calculation Agent will notify us of the interest rate for the relevant Interest Reset Period promptly upon such determination. We will notify the Subordinated Indenture Trustee in writing of such interest rate, promptly upon making or being notified of such determination. The Calculation Agent’s determination of any interest rate and its calculation of the amount of interest for any Interest Reset Period beginning on or after the First Interest Reset Date will be conclusive and binding absent manifest error and, notwithstanding anything to the contrary in the documentation relating to the Junior Subordinated Debentures, will become effective without consent from the holders of the Junior Subordinated Debentures or any other person or entity. Such determination of any interest rate and calculation of the amount of interest will be on file at our principal offices and will be made available to any holder of the Junior Subordinated Debentures upon request.

“Five-Year Treasury Rate” means, as of any Reset Interest Determination Date, the average of the yields on actively traded United States Treasury securities adjusted to constant maturity, for five-year maturities, for the five Business Days immediately preceding such Reset Interest Determination Date appearing under the caption “Treasury Constant Maturities” in the most recent H.15.

If the Five-Year Treasury Rate cannot be determined pursuant to the method described above, we, after consulting such sources as we deem comparable to the foregoing calculations, or any such source as we deem reasonable from which to estimate the Five-Year Treasury Rate, will determine the Five-Year Treasury Rate in our sole discretion, provided that if we determine there is an industry-accepted successor Five-Year Treasury Rate, then we will direct the Calculation Agent to use such successor rate. If we have determined a substitute or successor base rate in accordance with the foregoing, we in our sole discretion may determine the business day convention, the definition of “Business Day” and the Reset Interest Determination Date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the Five-Year Treasury Rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.

In no event shall the Calculation Agent be responsible for determining if there is an industry-accepted substitute or successor base rate comparable to the Five-Year Treasury Rate, or for making any adjustments to any such substitute or successor base rate, the business day convention, the definition of “Business Day” and the Reset Interest Determination Date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the Five-Year Treasury Rate. In connection with the foregoing, the Calculation Agent will be entitled to conclusively rely on any determinations and adjustments made by us with respect thereto and the Calculation Agent will have no liability for using the same at our direction.

“First Interest Reset Date” means December 1, 2029.

“H.15” means the daily statistical release designated as such, or any successor publication as determined by us, published by the Federal Reserve Board, and “most recent H.15” means the H.15 published closest in time but prior to the close of business on the applicable Reset Interest Determination Date.

“Interest Reset Date” means the First Interest Reset Date and each date falling on the five-year anniversary of the preceding Interest Reset Date.

“Interest Reset Period” means the period from and including the First Interest Reset Date to, but not including, the next following Interest Reset Date and thereafter each period from and including each Interest Reset Date to, but not including, the next following Interest Reset Date.

“Reset Interest Determination Date” means, in respect of any Interest Reset Period, the day falling two Business Days prior to the beginning of such Interest Reset Period.

Ranking of the Junior Subordinated Debentures

Our payment obligation under the Junior Subordinated Debentures will be unsecured and will rank junior and be subordinated in right of payment and upon liquidation to all of our Senior Indebtedness. See “—Subordination” below. However, the Junior Subordinated Debentures will rank equally in right of payment with any Pari Passu Securities.

“Senior Indebtedness” means all of obligations of Entergy Corporation, whether presently existing or from time to time hereafter incurred, created, assumed or existing, to pay principal, premium, interest, penalties, fees and any other payment in respect of any of the following:

•	obligations for borrowed money, including without limitation, such obligations as are evidenced by credit agreements, notes, debentures, bonds or other securities or instruments;

•	capitalized lease obligations;

•

all obligations of the types referred to in the two preceding bullet points of others which Entergy Corporation has assumed, endorsed, guaranteed, contingently agreed to purchase or provide funds for the payment of, or otherwise become liable for, under any agreement; or

•	all renewals, extensions or refundings of obligations of the kinds described in any of the preceding categories.

Any such obligation, indebtedness, renewal, extension or refunding, however, will not be Senior Indebtedness if the instrument creating or evidencing it or the assumption or guarantee of it provides that it is not superior in right of payment to or is equal in right of payment with the Junior Subordinated Debentures. Furthermore, trade accounts payable and accrued liabilities arising in the ordinary course of business will not be Senior Indebtedness. Senior Indebtedness will be entitled to the benefits of the subordination provisions in the Subordinated Indenture irrespective of the amendment, modification or waiver of any term of the Senior Indebtedness. (Subordinated Indenture, Section 101.)

“Pari Passu Securities” means:

•

indebtedness and other securities that, among other things, by its terms ranks equally with the Junior Subordinated Debentures in right of payment and upon liquidation (including any Subordinated Indenture Securities other than the Junior Subordinated Debentures); and

•	guarantees of indebtedness or other securities described in the preceding bullet point.

“Pari Passu Securities” also include trade accounts payable and accrued liabilities of Entergy Corporation arising in the ordinary course of our business. (Subordinated Indenture, Section 101.)

The Subordinated Indenture does not place any limit on the amount of Senior Indebtedness that we may issue, guarantee or otherwise incur or the amount of liabilities, including debt or preferred securities, that our subsidiaries may issue, guarantee or otherwise incur. We expect from time to time to incur additional indebtedness and other liabilities and to guarantee indebtedness that will be senior to the Junior Subordinated Debentures. At March 31, 2024, our Senior Indebtedness, on an unconsolidated basis, totaled approximately $6.47 billion.

Redemption

Optional Redemption

We may redeem the Junior Subordinated Debentures, in whole or in part, at our option, on not less than 10 nor more than 60 days’ notice, (i) on any day in the period commencing on the date falling 90 days prior to the First Interest Reset Date and ending on and including the First Interest Reset Date and (ii) after the First Interest Reset Date, on any interest payment date, at a redemption price equal to 100% of the principal amount of the Junior Subordinated Debentures being redeemed, plus any accrued and unpaid interest thereon to, but not including, the redemption date. (Subordinated Indenture, Section 404.)

Unless the Junior Subordinated Debentures are held in book-entry only form through the facilities of DTC, in which case, DTC’s procedures for selection shall apply (see “—Book-Entry Only Securities” below), if less than all of the Junior Subordinated Debentures are to be redeemed, the Subordinated Indenture Trustee will select the particular Junior Subordinated Debentures to be redeemed by lot. (Subordinated Indenture, Section 403.)

We may make any redemption at our option conditional upon the receipt by the paying agent, on or prior to the date fixed for redemption, of money sufficient to pay the redemption price and accrued and unpaid interest, if any. If the paying agent has not received the money by the date fixed for redemption, we will not be required to redeem the Junior Subordinated Debentures. (Subordinated Indenture, Section 404.)

Right to Redeem Upon a Tax Event

We may redeem the Junior Subordinated Debentures, in whole but not in part, on not less than 10 nor more than 60 days’ notice, at any time within 90 days after there is a Tax Event (as defined below), at a redemption price equal to 100% of the principal amount of the Junior Subordinated Debentures, plus any accrued and unpaid interest thereon to, but not including, the redemption date (“Tax Event Redemption Date”).

The consummation of a redemption upon a Tax Event may be subject to the paying agent’s receipt of money sufficient to pay the redemption price and accrued and unpaid interest, if any, on or before the Tax Event Redemption Date (and in such case no such redemption shall occur unless such moneys have been received by the Subordinated Indenture Trustee on or before such date).

A “Tax Event” happens when we have received an opinion of counsel experienced in tax matters that, as a result of:

•

any amendment to, clarification of, or change (including any announced prospective change) in the laws or treaties of the United States or any of its political subdivisions or taxing authorities, or any regulations under those laws or treaties;

•

an administrative action, which means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement (including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation);

•

any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the previously generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, regardless of the time or manner in which such amendment, clarification or change is introduced or made known; or

•

a threatened challenge asserted in writing in connection with an audit of us or any of our subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Junior Subordinated Debentures, which amendment, clarification, or change is effective, or which administrative action is taken or which judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly-known after the date of this prospectus supplement, there is more than an insubstantial risk that interest payable by us on the Junior Subordinated Debentures is not deductible, or within 90 days would not be deductible, in whole or in part, by us for United States federal income tax purposes.

Right to Redeem Upon a Rating Agency Event

We may redeem the Junior Subordinated Debentures, in whole but not in part, on not less than 10 nor more than 60 days’ notice, at any time within 90 days after the conclusion of any review or appeal process instituted by us following the occurrence of a Rating Agency Event (as defined below), at a redemption price equal to 102% of the principal amount of the Junior Subordinated Debentures, plus any accrued and unpaid interest thereon, to, but not including, the redemption date (“Rating Agency Event Redemption Date”).

The consummation of a redemption upon a Rating Agency Event may be subject to the paying agent’s receipt of money sufficient to pay the redemption price and accrued and unpaid interest, if any, on or before the Rating Agency Event Redemption Date (and in such case no such redemption shall occur unless such moneys have been received by the Subordinated Indenture Trustee on or before such date).

“Rating Agency Event” means a change to the methodology or criteria that were employed by an applicable rating agency (as defined below) for purposes of assigning equity credit to securities such as the Junior Subordinated Debentures on the date of initial issuance of the Junior Subordinated Debentures, which change reduces the amount of equity credit assigned to the Junior Subordinated Debentures by the applicable rating agency as compared with the amount of equity credit that such rating agency had assigned to the Junior Subordinated Debentures as of the date of initial issuance thereof.

The term “rating agency” means any nationally recognized statistical rating organization (within the meaning of Section 3(a)(62) of the Exchange Act and sometimes referred to in this prospectus supplement as a “rating agency”), and the term “applicable rating agency” means any rating agency that (i)(a) published a rating for us with respect to the initial issuance of the Junior Subordinated Debentures and (b) publishes a rating for us at such time as a Rating Agency Event occurs, or (ii) any successor to a rating agency described in the preceding clause (i).

General

Unless we default in the payment of the redemption price and accrued and unpaid interest, if any, in the case of an unconditional notice of redemption, the Junior Subordinated Debentures subject to such notice of redemption will cease to bear interest on the redemption date. (Subordinated Indenture, Section 405.) We will pay the redemption price and accrued and unpaid interest, if any, to the redemption date upon surrender of any Junior Subordinated Debenture for redemption. (Subordinated Indenture, Section 405.) If only part of a Junior Subordinated Debenture is redeemed, the Subordinated Indenture Trustee may deliver to the holder of the Junior Subordinated Debenture a new Junior Subordinated Debenture for the unredeemed portion without charge. (Subordinated Indenture, Section 406.)

Purchase of Junior Subordinated Debentures

We or our affiliates may at any time and from time to time, purchase all or some of the Junior Subordinated Debentures at any price or prices, whether by tender, in the open market, by private agreement or otherwise, subject to applicable law.

Option to Defer Interest Payments

So long as there is no event of default under the Subordinated Indenture, we may defer interest payments on the Junior Subordinated Debentures, at any time and from time to time, for one or more Optional Deferral Periods of up to 10 consecutive years per Optional Deferral Period. However, a deferral of interest payments cannot extend beyond the maturity date of the Junior Subordinated Debentures. During an Optional Deferral Period, interest will continue to accrue on the Junior Subordinated Debentures, compounded semi-annually at a rate equal to the interest rate then applicable to the Junior Subordinated Debentures, and deferred interest payments will accrue additional interest compounded semi-annually, at a rate equal to the interest rate then applicable to the Junior Subordinated Debentures, to the extent permitted by applicable law. No interest will be due and payable on the Junior Subordinated Debentures until the end of the Optional Deferral Period except upon a redemption of the Junior Subordinated Debentures during such Optional Deferral Period.

At the end of the Optional Deferral Period, which shall be an interest payment date, or on any redemption date, we will be obligated to pay all accrued and unpaid interest.

Once all accrued and unpaid interest on the Junior Subordinated Debentures has been paid, we again can defer interest payments on the Junior Subordinated Debentures as described above, provided that an Optional Deferral Period cannot extend beyond the maturity date of the Junior Subordinated Debentures.

If we defer interest for a period of 10 consecutive years from the commencement of an Optional Deferral Period, we will be required to pay all accrued and unpaid interest at the conclusion of the 10-year period. If we fail to pay in full all accrued and unpaid interest at the conclusion of the 10-year period and such failure continues for 30 days, such failure will constitute an event of default under the Subordinated Indenture that gives rise to a right to accelerate payment of principal of, and interest and premium, if any, on, the Junior Subordinated Debentures. See “—Events of Default” and “—Remedies” below.

During any Optional Deferral Period, we will not, and we will not cause our majority-owned subsidiaries to, do any of the following:

(1) declare or pay any dividend or distribution on any of the capital stock of Entergy Corporation,

(2) redeem, purchase, acquire or make a liquidation payment with respect to any of the capital stock of Entergy Corporation,

(3) pay any principal, interest or premium on, or repay, repurchase or redeem any debt securities of Entergy Corporation that are equal or junior in right of payment with the Junior Subordinated Debentures, or

(4) make any payments with respect to any guarantee by Entergy Corporation of debt securities if such guarantee is equal or junior in right of payment to the Junior Subordinated Debentures,

other than

(a) purchases, redemptions or other acquisitions of capital stock of Entergy Corporation in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or agents or a stock purchase or dividend reinvestment plan, or the satisfaction of our obligations pursuant to any contract or security outstanding on the date that the payment of interest is deferred requiring us to purchase, redeem or acquire capital stock of Entergy Corporation,

(b) any payment, repayment, redemption, purchase, acquisition or declaration of dividend described in clauses (1) and (2) above as a result of a reclassification of capital stock of Entergy Corporation or the exchange or conversion of all or a portion of one class or series of capital stock of Entergy Corporation for another class or series of capital stock of Entergy Corporation,

(c) the purchase of fractional interests in shares of capital stock of Entergy Corporation pursuant to the conversion or exchange provisions of capital stock of Entergy Corporation or the security being converted or exchanged, or in connection with the settlement of stock purchase contracts,

(d) dividends or distributions paid or made in capital stock of Entergy Corporation (or rights to acquire capital stock of Entergy Corporation), or repurchases, redemptions or acquisitions of capital stock in connection with the issuance or exchange of capital stock (or of securities convertible into or exchangeable for shares of capital stock of Entergy Corporation) and distributions in connection with the settlement of stock purchase contracts,

(e) redemptions, exchanges or repurchases of, or with respect to, any rights outstanding under a shareholder rights plan or the declaration or payment thereunder of a dividend or distribution of or with respect to rights in the future, or

(f) payments under any preferred trust securities, subordinated debentures or junior subordinated debentures, or any guarantee thereof, executed and delivered by us or any of our majority-owned subsidiaries, in each case that rank equal in right of payment to the Junior Subordinated Debentures with respect to which we have elected to defer the payment of interest, or the related guarantee (as the case may be), so long as the amount of payments made on account of such securities or guarantees is paid on all such securities and guarantees then outstanding on a pro rata basis in proportion to the full payment to which each series of such securities and guarantees is then entitled if paid in full. (Subordinated Indenture, Section 608.)

Additional contractual restrictions on the dividend-paying ability of us and our subsidiaries may be included in future financing arrangements. As of the date of this prospectus supplement, we do not have any Subordinated Indenture Securities outstanding. However, in addition to the Junior Subordinated Debentures offered hereby, we may issue, from time to time, additional Subordinated Indenture Securities or other securities that (i) provide us with rights to defer the payment of interest or other payments and (ii) contain dividend restrictions in the event of the exercise of such rights. In the event that we were to exercise any right to defer interest or other payments on any series of Subordinated Indenture Securities or other securities, or if there were to occur certain payment defaults on those securities, we would not be able, with limited exceptions, to pay dividends on our common stock during the periods in which such payments were deferred or such payment defaults continued.

Agreement by Holders of Certain Tax Treatment

Each holder of the Junior Subordinated Debentures will, by accepting the Junior Subordinated Debentures or a beneficial interest therein, be deemed to have agreed that the holder intends that the Junior Subordinated Debentures constitute indebtedness and will treat the Junior Subordinated Debentures as indebtedness for all United States federal, state and local tax purposes.

Subordination

The Junior Subordinated Debentures will be subordinate and junior in right of payment to all of our Senior Indebtedness. (Subordinated Indenture, Article Fourteen). No payment of the principal (including redemption and sinking fund payments) of, or interest, or premium, if any, on, the Junior Subordinated Debentures may be made by us, until all holders of our Senior Indebtedness have been paid in full (or provision has been made for such payment), if any of the following occurs:

(1) certain events of bankruptcy, insolvency or reorganization relating to us,

(2) any of our Senior Indebtedness is not paid when due (after the expiration of any applicable grace period) and that default continues without waiver, or

(3) any other default has occurred and continues without waiver (after the expiration of any applicable grace period) pursuant to which the holders of our Senior Indebtedness are permitted to accelerate the maturity of such Senior Indebtedness. (Subordinated Indenture, Section 1402.)

Upon any distribution of our assets to creditors in connection with any insolvency, bankruptcy or similar proceeding, all principal of, and premium, if any, and interest due or to become due on all of our Senior Indebtedness must be paid in full before the holders of the Junior Subordinated Debentures are entitled to receive or retain any payment from such distribution. (Subordinated Indenture, Section 1402.)

While we are a holding company deriving substantially all of our income from our operating subsidiaries, our subsidiaries are separate and distinct legal entities and have no obligation to make any payments on the Subordinated Indenture Securities, including the Junior Subordinated Debentures, or to make any funds available for such payment. Therefore, the Subordinated Indenture Securities, including the Junior Subordinated Debentures, will effectively be subordinated to all indebtedness and other liabilities, including trade accounts payable, debt and preferred securities, incurred or issued by our subsidiaries. In addition to trade accounts payable, many of our operating subsidiaries incur debt in order to finance their business activities. All of these obligations will effectively be senior to the Subordinated Indenture Securities, including the Junior Subordinated Debentures. Provisions within the organizational documents of certain of our subsidiaries relating to preferred stock or membership interests restrict the payment of cash dividends or other distributions to us. Prior to providing funds to us, certain of our subsidiaries have financial and regulatory obligations that must be satisfied, including, among others, debt service and, in the case of Entergy Utility Holding Company, LLC and Entergy Texas, Inc., dividends and distributions on preferred securities. Any distributions from Entergy Arkansas, LLC, Entergy Louisiana, LLC, Entergy Mississippi, LLC and Entergy New Orleans, LLC are paid directly to Entergy Utility Holding Company, LLC and are therefore subject to payment of distributions on its preferred securities.

Payment and Paying Agents

Interest on a Junior Subordinated Debenture payable on each interest payment date will be paid to the person in whose name that Junior Subordinated Debenture is registered as of the close of business on the regular record date for the interest payment date, which will be the close of business on the Business Day immediately preceding such interest payment date so long as all of the Junior Subordinated Debentures remain in book-entry only form, or on the 15th calendar day immediately preceding such interest payment date if any of the Junior Subordinated Debentures do not remain in book-entry only form. However, interest payable on the maturity date will be paid to the person to whom the principal is paid. If there has been a default in the payment of interest on any Junior Subordinated Debenture, other than on the maturity date, the defaulted interest may be paid to the holder of such Junior Subordinated Debenture as of the close of business on a date between 10 and 15 days before the date proposed by us for payment of such defaulted interest or in any other lawful manner permitted by any securities exchange on which that Junior Subordinated Debenture may be listed, if the Subordinated Indenture Trustee finds it practicable. (Subordinated Indenture, Section 307.)

Principal of, and premium, if any, and interest on, the Junior Subordinated Debentures on the maturity date will be payable upon presentation of the Junior Subordinated Debentures at the corporate trust office of The Bank of New York Mellon in The City of New York, as our paying agent. We may change the place of payment on Junior Subordinated Debentures and may appoint one or more additional paying agents (including ourselves and our affiliates) and may remove any paying agent, all at our discretion. (Subordinated Indenture, Section 602.)

As long as the Junior Subordinated Debentures are registered in the name of DTC, we will pay principal, premium, if any, and interest due on Junior Subordinated Debentures to DTC or its nominee in immediately available funds. DTC will then make payment to its participants for disbursement to the Beneficial Owners (as defined under “—Book-Entry Only Securities—DTC”) of the Junior Subordinated Debentures as described under “—Book-Entry Only Securities.”

Registration and Transfer

Subject to restrictions related to the issuance of Junior Subordinated Debentures through DTC’s book-entry system, the transfer of Junior Subordinated Debentures may be registered, and Junior Subordinated Debentures may be exchanged for other Junior Subordinated Debentures of authorized denominations and with the same terms and principal amount, at the offices of The Bank of New York Mellon, as security registrar, in The City of New York. We may change the place for registration of transfer and exchange of Junior Subordinated Debentures and may designate additional places for registration and exchange. (Subordinated Indenture, Section 602.) No service charge will be made for any transfer or exchange of Junior Subordinated Debentures. However, we may require payment to cover any tax or other governmental charge that may be imposed. We will not be required to execute or to provide for the registration of transfer of, or the exchange of, (i) any Junior Subordinated Debentures during the 15 days before giving any notice of redemption, (ii) any Junior Subordinated Debenture during the 15 days before an interest payment date or (iii) any Junior Subordinated Debenture selected for redemption in whole or in part, except the unredeemed portion of any Junior Subordinated Debenture being redeemed in part. (Subordinated Indenture, Section 305.)

Defeasance

The Junior Subordinated Debentures, or any portion of the Junior Subordinated Debentures, will be deemed paid and no longer outstanding under the Subordinated Indenture and we can be discharged from our obligations on such Junior Subordinated Debentures, or such portion of the Junior Subordinated Debentures, if we irrevocably deposit with the Subordinated Indenture Trustee or any paying agent, other than us, sufficient cash or government securities to pay the principal, any interest, any premium and any other sums when due on such Junior Subordinated Debentures, or such portion of the Junior Subordinated Debentures, on the maturity date or a redemption date of such Junior Subordinated Debentures, or such portion of the Junior Subordinated Debentures

(Subordinated Indenture, Section 701) and upon the satisfaction of certain additional conditions, including those specified in the officer’s certificate establishing the terms of the Junior Subordinated Debentures.

Consolidation, Merger and Sale of Assets

The Subordinated Indenture provides that we may not consolidate with or merge into any other entity, or convey or otherwise transfer or lease our properties and assets substantially as an entirety to any entity, unless:

•

the surviving or successor entity or an entity which acquires by conveyance or transfer, or which leases, our properties and assets substantially as an entirety is organized and existing under the laws of the United States of America or any state thereof or the District of Columbia, and it expressly assumes our obligations on all outstanding Subordinated Indenture Securities, including the Junior Subordinated Debentures, and under the Subordinated Indenture, and performance of covenants to be performed by us under the Subordinated Indenture;

•

immediately after giving effect to the transaction, no event of default under the Subordinated Indenture or no event which, after notice or lapse of time or both, would become an event of default under the Subordinated Indenture, shall have occurred and be continuing; and

•	we shall have delivered to the Subordinated Indenture Trustee an officer’s certificate and an opinion of counsel as provided in the Subordinated Indenture.

(Subordinated Indenture, Section 1101.)

Upon the consummation of any such transaction, the surviving or successor entity or the entity to which such conveyance, transfer or lease is made will succeed to, and will be substituted for, and may exercise our rights and powers under the Subordinated Indenture and, except in the case of a lease, we shall be relieved of all obligations and covenants under the Subordinated Indenture and the outstanding Subordinated Indenture Securities, including the Junior Subordinated Debentures. (Subordinated Indenture, Section 1102.)

The Subordinated Indenture does not prevent or restrict:

•	any consolidation or merger after the consummation of which we would be the surviving entity;

•

any consolidation of us with any other entity all of the outstanding voting securities of which are owned, directly or indirectly, by us, or any merger of any such entity into any other of such entities, or any conveyance or other transfer, or lease, of properties or assets substantially as an entirety by any thereof to any other thereof;

•	conveyance or other transfer, or lease, of any part of our properties and/or assets which does not constitute the entirety, or substantially the entirety, thereof;

•

our approval or consent to any consolidation or merger to which any direct or indirect subsidiary or affiliate of ours may be a party, or any conveyance, transfer or lease by any such subsidiary or affiliate of any of its properties or assets; or

•	any other transaction not contemplated by the first paragraph under “—Consolidation, Merger and Sale of Assets” above.

(Subordinated Indenture, Section 1103.)

The Subordinated Indenture does not contain any provisions that are intended to protect holders of Junior Subordinated Debentures in the event of a highly-leveraged or similar transaction involving us, whether or not in connection with a change of control.

Events of Default

“Event of default” when used in the Subordinated Indenture with respect to any series of Subordinated Indenture Securities, including the Junior Subordinated Debentures, means any of the following:

•

failure to pay any interest on any Subordinated Indenture Securities of that series within 30 days after it becomes due and payable (whether or not such payment is prohibited by the subordination provisions described under “—Subordination” above); provided, however, that a valid extension of the interest payment period as described under “—Option to Defer Interest Payments” above shall not constitute a default in the payment of interest for this purpose;

•

failure to pay the principal of or any premium on any Subordinated Indenture Security of that series when it becomes due and payable (whether or not such payment is prohibited by the subordination provisions described under “—Subordination” above); provided, however, that no such default shall constitute an event of default if we have made a valid extension of the maturity date of the Subordinated Indenture Securities of such series, if so provided pursuant to Section 301 of the Subordinated Indenture;

•

failure to perform, or breach of, any other covenant or warranty in the Subordinated Indenture, other than a covenant or warranty that does not relate to any Subordinated Indenture Securities of that series, that continues for 90 days after we receive written notice from the Subordinated Indenture Trustee, or we and the Subordinated Indenture Trustee receive written notice from the holders of at least 33% in aggregate principal amount of the Subordinated Indenture Securities of that series, unless the Subordinated Indenture Trustee, or the Subordinated Indenture Trustee and the holders of a principal amount of such Subordinated Indenture Securities of that series not less than the principal amount of Subordinated Indenture Securities of that series the holders of which gave such notice, as the case may be, agree in writing to an extension of such period prior to its expiration; provided, however, that the Subordinated Indenture Trustee, or the Subordinated Indenture Trustee and the holders of such principal amount of Subordinated Indenture Securities of such series, as the case may be, shall be deemed to have agreed to an extension of such period if corrective action is initiated by us within such period and is being diligently pursued in good faith (as evidenced by an officer’s certificate);

•	events of bankruptcy, insolvency or reorganization relating to us specified in the Subordinated Indenture; or

•	any other event of default included in any supplemental indenture, board resolution or officer’s certificate establishing a series of Subordinated Indenture Securities.

(Subordinated Indenture, Section 801.)

The Subordinated Indenture Trustee is required to give notice of any default under the Subordinated Indenture with respect to the Subordinated Indenture Securities of any series to the holders of Subordinated Indenture Securities of such series to the extent required to do so by the Trust Indenture Act, unless such default shall have been cured or waived. However, in the case of any default of the character specified in the third bullet in the preceding paragraph, no such notice shall be given until at least 60 days after the occurrence thereof. (Subordinated Indenture, Section 902.)

Remedies

Acceleration of Maturity

If an event of default under the Subordinated Indenture, other than the event of default described in the third bullet in the first paragraph under “—Events of Default” above, applicable to the Subordinated Indenture Securities of one or more series, but not applicable to all series of outstanding Subordinated Indenture Securities, occurs and continues, either the Subordinated Indenture Trustee or the holders of not less than 33% in aggregate principal amount of the Subordinated Indenture Securities of each of the affected series may then declare the principal amount of all Subordinated Indenture Securities of such series and interest and premium, if any, accrued thereon to be due and payable immediately. However, under the Subordinated Indenture, some Subordinated Indenture Securities may provide for a specified amount less than their entire principal amount to be due and payable upon that declaration. These Subordinated Indenture Securities are defined as “Discount Securities” in the Subordinated Indenture.

If an event of default under the Subordinated Indenture, other than the event of default described in the third bullet in the first paragraph under “—Events of Default” above, applicable to all outstanding Subordinated Indenture Securities, occurs and continues, either the Subordinated Indenture Trustee or the holders of not less than 33% in aggregate principal amount of all Subordinated Indenture Securities then outstanding, considered as one class, and not the holders of the Subordinated Indenture Securities of any one of such series, may then declare the principal of all Subordinated Indenture Securities (or, if any of the Subordinated Indenture Securities of such series are Discount Securities, such specified portion thereof) and interest and premium, if any, accrued thereon to be due and payable immediately (provided that the payment of principal, interest and premium, if any, on such Subordinated Indenture Securities shall remain subordinated to the extent provided in the Subordinated Indenture). (Subordinated Indenture, Section 802.)

The Subordinated Indenture does not provide for automatic acceleration, even in the event of our bankruptcy, insolvency or reorganization.

Rescission of Acceleration

At any time after a declaration of acceleration with respect to the Subordinated Indenture Securities of any series has been made and before a judgment or decree for payment of the money due has been obtained, the event of default under the Subordinated Indenture giving rise to the declaration of acceleration will be considered cured, and the declaration and its consequences will be considered rescinded and annulled, if:

•	we have paid or deposited with the Subordinated Indenture Trustee a sum sufficient to pay:

(1) all overdue interest, if any, on all Subordinated Indenture Securities of such series then outstanding;

(2) the principal of, and premium, if any, on, any Subordinated Indenture Securities of such series then outstanding, which have otherwise become due and any interest thereon that is currently due;

(3) interest on overdue interest, if any, to the extent payment is lawful; and

(4) all amounts due to the Subordinated Indenture Trustee under the Subordinated Indenture; and

•

any other event of default under the Subordinated Indenture with respect to the Subordinated Indenture Securities of that series, other than the non-payment of principal of such series which shall have become due solely by such declaration of acceleration, has been cured or waived as provided in the Subordinated Indenture.

However, no such waiver or rescission and annulment shall extend to or shall affect any subsequent default or impair any related right. (Subordinated Indenture, Section 802.)

Control by Holders

Other than its duties in the case of an event of default under the Subordinated Indenture, the Subordinated Indenture Trustee is not obligated to exercise any of its rights or powers under the Subordinated Indenture at the request or direction of any of the holders of Subordinated Indenture Securities, unless the holders offer the Subordinated Indenture Trustee indemnity reasonably satisfactory to the Subordinated Indenture Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. (Subordinated Indenture, Section 903.) If they provide this indemnity, and subject to certain other conditions, the holders of a majority in aggregate principal amount of any series of Subordinated Indenture Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Subordinated Indenture Trustee, or exercising any trust or power conferred on the Subordinated Indenture Trustee, with respect to the Subordinated Indenture Securities of such series. However, if the event of default under the Subordinated Indenture relates to more than one series, only the holders of a majority in aggregate principal amount of all affected series of Subordinated Indenture Securities, considered as one class, will have the right to give this direction and not the holders of the Subordinated Indenture Securities of any one series. Also, the direction must not violate any law or the Subordinated Indenture and may not expose the Subordinated Indenture Trustee to personal liability in circumstances where the indemnity would not, in the Subordinated Indenture Trustee’s sole discretion, be adequate. (Subordinated Indenture, Section 812.)

Limitation on Holders’ Right to Institute Proceedings

No holder of Subordinated Indenture Securities of any series will have any right to institute any proceeding under the Subordinated Indenture or the Subordinated Indenture Securities, or for any remedy under the Subordinated Indenture or the Subordinated Indenture Securities, unless:

•

the holder has previously given to the Subordinated Indenture Trustee written notice of a continuing event of default under the Subordinated Indenture with respect to the Subordinated Indenture Securities of such series;

•

the holders of a majority in aggregate principal amount of the outstanding Subordinated Indenture Securities of all series in respect of which an event of default under the Subordinated Indenture has occurred and is continuing, considered as one class, have made a written request to the Subordinated Indenture Trustee, and have offered to the Subordinated Indenture Trustee indemnity reasonably satisfactory to the Subordinated Trustee to institute proceedings;

•	the Subordinated Indenture Trustee has failed to institute any proceeding for 60 days after notice, request and offer of indemnity; and

•

no direction inconsistent with such written request shall have been given to the Subordinated Indenture Trustee during that 60-day period by the holders of a majority in aggregate principal amount of the outstanding Subordinated Indenture Securities of all series in respect of which an event of default under the Subordinated Indenture has occurred and is continuing, considered as one class;

provided that no holder or holders of Subordinated Indenture Securities shall have any right in any manner to affect or prejudice the rights of other holders of Subordinated Indenture Securities of any series, to obtain or seek to obtain priority over such other holders or enforce any right under the Subordinated Indenture or the Subordinated Indenture Securities, except as provided therein. (Subordinated Indenture, Section 807.) However, these limitations do not apply to a suit by a holder of a Subordinated Indenture Security for payment of the principal of, and premium, if any, or interest, if any, on the Subordinated Indenture Security on or after the applicable due date. (Subordinated Indenture, Section 808.)

We have agreed under the Subordinated Indenture to provide to the Subordinated Indenture Trustee an annual statement by an appropriate officer as to our compliance with all conditions and covenants under the Subordinated Indenture. (Subordinated Indenture, Section 606.)

Modification and Waiver

Without the consent of any holder of Subordinated Indenture Securities issued under the Subordinated Indenture, including holders of the Junior Subordinated Debentures, we and the Subordinated Indenture Trustee may enter into one or more supplemental indentures for any of the following purposes:

•

to evidence the assumption by any permitted successor of our covenants in the Subordinated Indenture and in the Subordinated Indenture Securities in the case of a merger or consolidation or a conveyance, transfer or lease of our properties and assets substantially as an entirety;

•

to add additional covenants or other provisions for the benefit of the holders of all or any series of Subordinated Indenture Securities or for us to surrender any right or power under the Subordinated Indenture;

•	to add additional events of default under the Subordinated Indenture for all or any series of Subordinated Indenture Securities;

•

to change, eliminate or add any provision to the Subordinated Indenture; provided, however, if the change, elimination or addition will adversely affect the interests of the holders of Subordinated Indenture Securities of any series in any material respect, the change, elimination or addition will become effective only:

(1) when the consent of the holders of Subordinated Indenture Securities of such series has been obtained in accordance with the Subordinated Indenture; or

(2) when no Subordinated Indenture Securities of the affected series remain outstanding under the Subordinated Indenture;

•	to provide collateral security for all but not part of the Subordinated Indenture Securities;

•	to establish the form or terms of Subordinated Indenture Securities of any series as permitted by the Subordinated Indenture;

•	to provide for the authentication and delivery of bearer notes and any coupons appertaining thereto;

•	to evidence and provide for the acceptance of appointment of a successor Subordinated Indenture Trustee;

•	to provide for the procedures required for use of a noncertificated system of registration for the Subordinated Indenture Securities of all or any series;

•

to change any place where principal, premium, if any, and interest, if any, shall be payable, securities may be surrendered for registration of transfer or exchange and notices and demands to us may be served;

•

to cure any ambiguity, to correct or supplement any defect or inconsistency or to make any other changes or to add provisions with respect to matters and questions arising under the Subordinated Indenture; provided that such other changes or additions do not adversely affect the interests of the holders of Subordinated Indenture Securities of any series in any material respect; or

•

to amend and restate the Subordinated Indenture, as originally executed and as amended from time to time, with additions, deletions and other changes that do not adversely affect the interests of the holders of Subordinated Indenture Securities of any series in any material respect.

(Subordinated Indenture, Section 1201.)

The holders of a majority in aggregate principal amount of the Subordinated Indenture Securities of all series then outstanding and affected, considered as one class, may waive compliance by us with some restrictive provisions of the Subordinated Indenture. (Subordinated Indenture, Section 607.) The holders of a majority in aggregate principal amount of the outstanding Subordinated Indenture Securities of any series may waive any past default under the Subordinated Indenture with respect to that series, except a default in the payment of principal, premium, if any, or interest, if any, and certain covenants and provisions of the Subordinated Indenture that cannot be modified or be amended without the consent of the holder of each outstanding Subordinated Indenture Securities of the series affected. (Subordinated Indenture, Section 813.)

The consent of the holders of a majority in aggregate principal amount of the Subordinated Indenture Securities of all series then outstanding is required for all other modifications to the Subordinated Indenture. However, if less than all of the series of Subordinated Indenture Securities are directly affected by a proposed supplemental indenture, then only the consent of the holders of a majority in aggregate principal amount of all series that are directly affected, considered as one class, will be required. No such amendment or modification may:

•

except as described above under “—Option to Defer Interest Payments,” change the maturity date of the principal of, or any installment of principal of or interest on, any Subordinated Indenture Security, or reduce the principal amount of any Subordinated Indenture Security (including Discount Securities) or its rate of interest or change the method of calculating the interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the maturity date of any Subordinated Indenture Security, without the consent of the holder;

•

reduce the percentage in principal amount of the outstanding Subordinated Indenture Securities of any series the consent of the holders of which is required for any supplemental indenture or any waiver of compliance with a provision of the Subordinated Indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting, without the consent of all the holders of the series; or

•

modify some of the provisions of the Subordinated Indenture relating to supplemental indentures, waivers of some covenants and waivers of past defaults with respect to the Subordinated Indenture Securities of any series, without the consent of the holder of each outstanding Subordinated Indenture Security affected thereby.

(Subordinated Indenture, Section 1202.)

A supplemental indenture which changes the Subordinated Indenture solely for the benefit of one or more particular series of Subordinated Indenture Securities, or modifies the rights of the holders of Subordinated Indenture Securities of one or more series, will not affect the rights under the Subordinated Indenture of the holders of the Subordinated Indenture Securities of any other series. (Subordinated Indenture, Section 1202.)

The Subordinated Indenture provides that Subordinated Indenture Securities owned by us or any other obligor or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with us or such obligor shall be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent. (Subordinated Indenture, Section 101.)

We may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, election, waiver or other such act of the holders, but we shall have no obligation to do so. If we fix a record date, that request, demand, authorization, direction, notice, consent, election, waiver or other act of the holders may be given before or after that record date, but only the holders of record at the close of business on that record date will be considered holders for the purposes of determining whether holders of the required percentage of the outstanding Subordinated Indenture Securities have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, election, waiver or other act of the holders. For that purpose, the outstanding Subordinated Indenture Securities shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder will bind every future holder of the same Subordinated Indenture Securities and the holder of every Subordinated Indenture Security issued upon the registration of transfer of or in exchange of these Subordinated Indenture Securities. A transferee will be bound by acts of the Subordinated Indenture Trustee or us in reliance thereon, whether or not notation of that action is made upon the Subordinated Indenture Security. (Subordinated Indenture, Section 104.)

Resignation and Removal of a Subordinated Indenture Trustee

A Subordinated Indenture Trustee may resign with respect to the Junior Subordinated Debentures at any time by giving written notice to us or may be removed at any time by act of the holders of a majority in aggregate principal amount of the Junior Subordinated Debentures then outstanding delivered to the Subordinated Indenture Trustee and us at least 30 days prior to such removal. No resignation or removal of a Subordinated Indenture Trustee and no appointment of a successor Subordinated Indenture Trustee will be effective until the acceptance of appointment by a successor Subordinated Indenture Trustee. So long as no event of default under the Subordinated Indenture or event which, after notice or lapse of time, or both, would become an event of default under the Subordinated Indenture has occurred and is continuing and except with respect to a Subordinated Indenture Trustee appointed by act of the holders pursuant to the terms of the Subordinated Indenture, if we have delivered to the Subordinated Indenture Trustee a resolution of our Board appointing a successor Subordinated Indenture Trustee and such successor has accepted the appointment in accordance with the terms of the Subordinated Indenture, the Subordinated Indenture Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as Subordinated Indenture Trustee in accordance with the Subordinated Indenture. (Subordinated Indenture, Section 910.)

Notices

Notices to holders of Junior Subordinated Debentures will be given by mail to the addresses of such holders as they may appear in the security register for the Junior Subordinated Debentures. (Subordinated Indenture, Section 106.)

Title

We, the Subordinated Indenture Trustee, and any of our agents or agents of the Subordinated Indenture Trustee, may treat the person or entity in whose name Junior Subordinated Debentures are registered as the absolute owner thereof, whether or not the Junior Subordinated Debentures may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary. (Subordinated Indenture, Section 308.)

Governing Law

The Subordinated Indenture and the Subordinated Indenture Securities, including the Junior Subordinated Debentures, will be governed by, and construed in accordance with the laws of the State of New York. (Subordinated Indenture, Section 112.)

Information about the Subordinated Indenture Trustee

The trustee under the Subordinated Indenture will be The Bank of New York Mellon. We or our affiliates maintain deposit accounts and credit and liquidity facilities and conduct other banking transactions with The Bank of New York Mellon in the ordinary course of our business and their business. The Bank of New York Mellon is a lender under our $3.5 billion revolving credit facility.

Book-Entry Only Securities

DTC

The Junior Subordinated Debentures will trade through DTC. The Junior Subordinated Debentures will be represented by one or more global certificates and registered in the name of Cede & Co., DTC’s nominee. Upon issuance of the global certificates, DTC or its nominee will credit, on its book-entry registration and transfer system, the principal amount of the Junior Subordinated Debentures represented by such global certificates to the accounts of institutions that have an account with DTC or its participants. The accounts to be credited shall be designated by the agents, brokers, dealers or underwriters involved in the issuance. Ownership of beneficial interests in the global certificates will be limited to participants or persons that may hold interests through participants. The global certificates will be deposited with the Subordinated Indenture Trustee as custodian for DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC’s participants deposit with DTC. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between participants’ accounts. This eliminates the need for physical movement of securities certificates. Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a participant. DTC rules applicable to its participants are on file with the SEC. More information can be found at www.dtcc.com.

Purchases of the Junior Subordinated Debentures within the DTC system must be made by or through participants, who will receive a credit for the Junior Subordinated Debentures on DTC’s records. The ownership interest of each actual purchaser of each Junior Subordinated Debenture (“Beneficial Owner”) is in turn to be recorded on the appropriate participant’s records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through whom they purchased Junior Subordinated Debentures. Transfers of ownership interests in the Junior Subordinated Debentures are to be accomplished by entries made on the books of the participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates for their Junior Subordinated Debentures, except in the event that use of the book-entry system for the Junior Subordinated Debentures is discontinued.

To facilitate subsequent transfers, all Junior Subordinated Debentures deposited by participants with DTC are registered in the name of DTC’s nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the Junior Subordinated Debentures with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Junior Subordinated Debentures. DTC’s records reflect only the identity of the participants to whose accounts such Junior Subordinated Debentures are credited, which may or may not be the Beneficial Owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to participants, and by participants to Beneficial Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners of the Junior Subordinated Debentures may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the Junior Subordinated Debentures, such as redemptions, tenders, defaults, and proposed amendments to the Subordinated Indenture. Beneficial Owners of the Junior Subordinated Debentures may wish to ascertain that the nominee holding the Junior Subordinated Debentures has agreed to obtain and transmit notices to the Beneficial Owners.

Redemption notices will be sent to DTC. If less than all of the Junior Subordinated Debentures are being redeemed, DTC’s practice is to determine by lot the amount of Junior Subordinated Debentures held by each participant to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will itself consent or vote with respect to Junior Subordinated Debentures, unless authorized by a participant in accordance with DTC’s procedures. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those participants to whose accounts the Junior Subordinated Debentures are credited on the record date (identified in a listing attached to the omnibus proxy).

Payments of redemption proceeds, principal of, and interest on the Junior Subordinated Debentures will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the Subordinated Indenture Trustee, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street-name” and will be the responsibility of such participants and not of DTC, the Subordinated Indenture Trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, principal and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the Subordinated Indenture Trustee or us, disbursement of such payments to participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of participants.

A Beneficial Owner will not be entitled to receive physical delivery of the Junior Subordinated Debentures. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Junior Subordinated Debentures.

DTC may discontinue providing its services as securities depositary with respect to the Junior Subordinated Debentures at any time by giving reasonable notice to us or the Subordinated Indenture Trustee. In the event no successor securities depositary is obtained, certificates for the Junior Subordinated Debentures will be printed and delivered. We may decide to replace DTC or any successor depositary. Additionally, subject to the procedures of DTC, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to some or all of the Junior Subordinated Debentures. In that event, certificates for the Junior Subordinated Debentures will be printed and delivered. If certificates for such Junior Subordinated Debentures are printed and delivered,

•	those Junior Subordinated Debentures will be issued in fully registered form without coupons;

•

a holder of certificated Junior Subordinated Debentures would be able to exchange those Junior Subordinated Debentures, without charge, for an equal aggregate principal amount of Junior Subordinated Debentures, having the same issue date and with identical terms and provisions; and

•

a holder of certificated Junior Subordinated Debentures would be able to transfer those Junior Subordinated Debentures without cost to another holder, other than for applicable stamp taxes or other governmental charges.

Euroclear and Clearstream

You may hold interests in a global security through Clearstream Banking S.A. (“Clearstream”) or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), either directly if you are a participant in Clearstream or Euroclear or indirectly through organizations which are participants in Clearstream or Euroclear. Clearstream and Euroclear will hold interests on behalf of their respective participants through customers’ securities accounts in the names of Clearstream and Euroclear, respectively, on the books of their respective U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in such depositaries’ names on DTC’s books.

Clearstream and Euroclear are securities clearance systems in Europe. Clearstream and Euroclear hold securities for their respective participating organizations and facilitate the clearance and settlement of securities transactions between those participants through electronic book-entry changes in their accounts, thereby eliminating the need for physical movement of certificates.

Payments, deliveries, transfers, exchanges, notices and other matters relating to beneficial interests in global securities owned through Euroclear or Clearstream must comply with the rules and procedures of those systems. Transactions between participants in Euroclear or Clearstream, on one hand, and other participants in DTC, on the other hand, are also subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers and other transactions involving any beneficial interests in global securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

Cross-market transfers between participants in DTC, on the one hand, and participants in Euroclear or Clearstream, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective U.S. depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global securities through DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement. Participants in Euroclear or Clearstream may not deliver instructions directly to their respective U.S. depositaries.

Due to time zone differences, the securities accounts of a participant in Euroclear or Clearstream purchasing an interest in a global security from a direct participant in DTC will be credited, and any such crediting will be reported to the relevant participant in Euroclear or Clearstream, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a global security by or through a participant in Euroclear or Clearstream to a direct participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Other

The information in this section of this prospectus supplement concerning DTC, Clearstream, Euroclear and their respective book-entry systems has been obtained from sources that we believe to be reliable, but we do not take responsibility for the accuracy of this information. This information has been provided solely as a matter of convenience. The rules and procedures of DTC, Clearstream and Euroclear are solely within the control of those organizations and could change at any time. Neither we nor the Subordinated Indenture Trustee nor any agent of ours or of the Subordinated Indenture Trustee, nor any broker, dealer, underwriter or agent of ours involved in the offer or sale of any securities, has any control over those entities and none of us or them takes any responsibility for their activities. You are urged to contact DTC, Clearstream and Euroclear or their respective participants directly to discuss those matters. In addition, although we expect that DTC, Clearstream and Euroclear will perform the foregoing procedures, none of them is under any obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time. Neither we nor the Subordinated Indenture Trustee nor any agent of ours or of the Subordinated Indenture Trustee, nor any broker, dealer, underwriter or agent of ours involved in the offer or sale of any securities, will have any responsibility for the performance or nonperformance by DTC, Clearstream and Euroclear or their respective participants of these or any other rules or procedures governing their respective operations.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion describes certain United States (“U.S.”) federal income tax consequences of the purchase, ownership and disposition of the Junior Subordinated Debentures and sets forth our beliefs and intended reporting. This discussion only applies to Junior Subordinated Debentures held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), (generally, property held for investment) by holders who purchase the Junior Subordinated Debentures in the initial offering at their “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the Junior Subordinated Debentures are sold for money. This discussion does not describe all of the tax considerations that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as certain financial institutions, banks, insurance companies, tax-exempt entities, certain former citizens or residents of the United States, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, partnerships and other pass-through entities (and persons holding Junior Subordinated Debentures through a partnership or other pass-through entity), persons holding Junior Subordinated Debentures as part of a hedge, straddle, constructive sale, conversion transaction or other integrated transaction, U.S. holders (as defined below) whose functional currency is not the U.S. dollar or who hold Junior Subordinated Debentures through a foreign broker or through other foreign intermediary, passive foreign investment companies, controlled foreign corporations, qualified foreign pension funds, accrual method taxpayers subject to special tax accounting rules as a result of their use of financial statements, and corporations that accumulate earnings to avoid U.S. federal income tax. In addition, this discussion does not address the effect of any state, local, foreign or other tax laws or any U.S. federal estate, gift or alternative minimum tax considerations. This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed U.S. Treasury regulations, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect.

As used in this prospectus supplement, the term “U.S. holder” means a beneficial owner of a Junior Subordinated Debenture that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (i) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) that was in existence on August 20, 1996, and has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust.

As used in this prospectus supplement, the term “non-U.S. holder” means a beneficial owner of a Junior Subordinated Debenture that is neither a U.S. holder nor a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes). If a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds a Junior Subordinated Debenture, the U.S. federal income tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partnerships, and partners in such partnerships, holding a Junior Subordinated Debenture should consult their tax advisors.

Persons considering the purchase of Junior Subordinated Debentures should consult their own tax advisors as to the U.S. federal income tax considerations relating to the purchase, ownership and disposition of Junior Subordinated Debentures in light of their particular circumstances, as well as the effect of any state, local, foreign or other tax laws.

Classification of the Junior Subordinated Debentures

The determination of whether a security should be classified as indebtedness or equity for U.S. federal income tax purposes requires a judgment based on all relevant facts and circumstances. There is no statutory, judicial or administrative authority that directly addresses the U.S. federal income tax treatment of securities similar to the Junior Subordinated Debentures. We believe that, under current law and based on the facts contained in this prospectus supplement and the terms of the Subordinated Indenture and the Junior Subordinated Debentures, the Junior Subordinated Debentures will be treated as indebtedness for U.S. federal income tax purposes (although there is no controlling authority directly on point). If the IRS were to successfully challenge the classification of the Junior Subordinated Debentures as indebtedness, interest payments on the Junior Subordinated Debentures would be treated for U.S. federal income tax purposes as dividends to the extent of our current or accumulated earnings and profits. In the case of non-U.S. holders, distributions treated as dividends would be subject to withholding of U.S. income tax at a rate of 30%, except to the extent otherwise provided by an applicable income tax treaty. We agree, and by acquiring an interest in a Junior Subordinated Debenture each beneficial owner of a Junior Subordinated Debenture will agree, to report and otherwise treat the Junior Subordinated Debentures as indebtedness for U.S. federal income tax purposes. Holders should consult their own tax advisors regarding the tax consequences that will arise if the Junior Subordinated Debentures are not treated as indebtedness for U.S. federal income tax purposes. The remainder of this discussion assumes that the Junior Subordinated Debentures will be respected as indebtedness for U.S. federal income tax purposes.

U.S. Holders

Interest

Except as described below, a U.S. holder will be taxed on any stated interest on the Junior Subordinated Debentures at the time that such interest is received or accrued, in accordance with such U.S. holder’s method of accounting for U.S. federal income tax purposes.

Original Issue Discount

Special rules apply with respect to debt instruments that are issued with original issue discount (“OID”). Under applicable Treasury regulations relating to OID, the possibility that stated interest on the Junior Subordinated Debentures might be deferred (see “Description of the Junior Subordinated Debentures—Option to Defer Interest Payments”) could result in the Junior Subordinated Debentures being treated as issued with OID, unless the likelihood of such deferral is considered remote. We believe and intend to take the position that the likelihood of exercising our option to defer payment of stated interest is remote within the meaning of the Treasury regulations in part because the exercise of the option to defer payments of stated interest on the Junior Subordinated Debentures would generally prevent us from: (1) declaring or paying any dividend or distribution on our capital stock; (2) redeeming, purchasing, acquiring or making a liquidation payment with respect to any of our capital stock; (3) paying any principal, interest or premium on, or repaying, repurchasing or redeeming any of our debt securities that are equal or junior in right of payment with the Junior Subordinated Debentures; or (4) making any payments with respect to any Entergy guarantee of debt securities if such guarantee is equal or junior in right of payment to the Junior Subordinated Debentures. Similarly, in certain circumstances (e.g., “Description of the Junior Subordinated Debentures—Right to Redeem Upon a Rating Agency Event”), we may redeem the Junior Subordinated Debentures by paying amounts in excess of stated interest on, or principal of, the Junior Subordinated Debentures. Such excess payments will not affect the amount of interest income that a U.S. holder recognizes if there is only a remote likelihood that such payments will be made. We believe and intend to take the position that the likelihood that we will make any such payments is remote. Our determination regarding the remoteness of these contingencies is binding on a holder unless the holder discloses in the proper manner to the IRS that it is taking a different position.

In addition to the foregoing, we believe that the Junior Subordinated Debentures should be treated for U.S. federal income tax purposes as “variable rate debt instruments” that provide for a single fixed rate followed by a qualified floating rate (a “QFR”). Applicable Treasury regulations set forth rules to determine whether the fixed rate and the QFR result in a debt instrument being treated as issued with OID at time of issuance. It is our expectation that the initial interest rate (the “fixed rate”) and the interest rate on each Interest Reset Date (the “floating rate”) for the Junior Subordinated Debentures will be set in a manner that will not result in OID.

In light of the foregoing rules applicable to the Junior Subordinated Debentures and certain market conditions as of the date of original issuance, we expect that the Junior Subordinated Debentures will not be issued with OID. Accordingly, except as set forth below, each U.S. holder should include in gross income that holder’s allocable share of interest on the Junior Subordinated Debentures in accordance with that holder’s method of tax accounting.

However, if the IRS successfully challenged our position regarding the remoteness of the contingencies described above, or if the fixed rate and floating rate were to be set in a manner inconsistent with our expectations, the Junior Subordinated Debentures could be treated as issued with OID at the time of issuance. Specifically:

•

If the possibility of interest deferral were determined not to be remote, the Junior Subordinated Debentures would be treated as issued with OID and all stated interest on the Junior Subordinated Debentures would be treated as OID.

•

If payments of stated interest on the Junior Subordinated Debentures are deferred, the Junior Subordinated Debentures may at that time be treated, solely for purposes of determining the amount of OID on the Junior Subordinated Debentures, as having been retired and reissued with OID, and the sum of the remaining interest payments on the Junior Subordinated Debentures would be OID.

•

Finally, if any portion of interest pursuant to the fixed rate or the floating rate is determined as of the issue date to be in excess of “qualified stated interest” on the Junior Subordinated Debentures, such excess, if significant enough, will potentially give rise to OID.

In the event the Junior Subordinated Debentures are treated as issued with OID, each U.S. holder would be required to accrue and include OID in taxable income on a constant yield basis before the receipt of the cash attributable to the interest (regardless of that U.S. holder’s method of tax accounting), and actual payments of stated interest would not be reported as taxable income.

Additionally, if the IRS were to determine that the possibility of excess payments was not remote, the Junior Subordinated Debentures could be treated as “contingent payment debt instruments,” in which case a U.S. holder would be required to accrue interest income on the Junior Subordinated Debentures in excess of stated interest and treat as ordinary income rather than as capital gain any income realized on the taxable disposition of Junior Subordinated Debentures. In the event excess payments are made, the U.S. holder will be required to recognize such amounts as income. The remainder of this discussion assumes that the Junior Subordinated Debentures will not be treated as contingent payment debt instruments.

Sale, Exchange, Redemption or Retirement of the Junior Subordinated Debentures

Upon the sale, exchange, redemption or retirement of a Junior Subordinated Debenture, a U.S. holder will generally recognize gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or retirement and that U.S. holder’s adjusted tax basis in the Junior Subordinated Debenture. For these purposes, the amount realized does not include any amount attributable to accrued but unpaid interest not previously included in income, which will constitute ordinary income. If the Junior Subordinated Debentures have not been subject to the OID rules, then a U.S. holder’s adjusted tax basis in the Junior Subordinated Debentures generally will be its initial purchase price. If the Junior Subordinated Debentures have been subject to the OID rules, then a U.S. holder’s tax basis in a Junior Subordinated Debenture would be increased by any OID previously includible in that U.S. holder’s gross income through the date of disposition and decreased by payments received by that U.S. holder on the Junior Subordinated Debentures in respect of accrued OID. Gain or loss realized on the sale, exchange, redemption or retirement of a Junior Subordinated Debenture will generally be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange, redemption or retirement the Junior Subordinated Debenture has been held by that U.S. holder for more than one year. A U.S. holder that is an individual is generally entitled to preferential treatment for net long-term capital gains. Any capital losses realized generally may be used by a corporate taxpayer only to offset capital gains and by an individual taxpayer only to the extent of capital gains plus $3,000 of other income.

Medicare Tax

Certain U.S. holders that are individuals, estates or trusts are subject to a 3.8% Medicare tax on all or a portion of their “net investment income,” which may include all or a portion of their interest income and net gains from the disposition of the Junior Subordinated Debentures. U.S. holders that are individuals, estates or trusts should consult their tax advisors regarding the applicability of this Medicare tax to its income and gains in respect of its investment in the Junior Subordinated Debentures.

Information Reporting and Backup Withholding

Information reporting requirements generally apply in connection with payments on the Junior Subordinated Debentures to, and proceeds from a sale or other disposition of Junior Subordinated Debentures by, non-corporate U.S. holders. A U.S. holder will be subject to backup withholding tax on such payments and proceeds if the U.S. holder fails to provide its correct taxpayer identification number to the paying agent in the manner required under U.S. federal income tax law, fails to comply with applicable backup withholding tax rules or does not otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will entitle that U.S. holder to a credit against that U.S. holder’s U.S. federal income tax liability and may entitle that U.S. holder to a refund provided that the required information is timely and properly furnished to the IRS.

U.S. holders should consult their tax advisors regarding the application of backup withholding in their particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

Non-U.S. Holders

Subject to the discussion below under “Foreign Accounts Tax Compliance Act” and assuming that the Junior Subordinated Debentures will be treated as indebtedness for U.S. federal income tax purposes, no withholding of U.S. federal income tax will apply to interest paid on a Junior Subordinated Debenture to a non-U.S. holder under the “portfolio interest exemption,” provided that:

•	the interest is not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States;

•	the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of Entergy stock entitled to vote;

•	the non-U.S. Holder is not a bank acquiring the Junior Subordinated Debentures as an extension of credit entered into in the ordinary course of its trade or business;

•	the non-U.S. holder is not a controlled foreign corporation that is related directly or constructively to us through stock ownership; and

•

the non-U.S. holder provides to the withholding agent, in accordance with specified procedures, a statement to the effect that such non-U.S. holder is not a United States person (generally by providing a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable).

If a non-U.S. holder cannot satisfy the requirements of the portfolio interest exemption described above, interest paid on the Junior Subordinated Debenture (including payments in respect of OID, if any, on the Junior

Subordinated Debentures) made to a non-U.S. holder will be subject to a 30% U.S. federal withholding tax unless that non-U.S. holder provides the withholding agent with a properly executed statement (i) claiming an exemption from or reduction of withholding under an applicable U.S. income tax treaty or (ii) stating that the interest is not subject to withholding tax because it is effectively connected with that non-U.S. holder’s conduct of a trade or business in the United States.

If a non-U.S. holder is engaged in a trade or business in the United States (and, if an applicable U.S. income tax treaty applies, if the non-U.S. holder maintains a permanent establishment within the United States) and the interest is effectively connected with the conduct of that trade or business (and, if an applicable U.S. income tax treaty applies, attributable to that permanent establishment), that non-U.S. holder will be subject to U.S. federal income tax on the interest on a net income basis at the same rate as if that non-U.S. holder were a U.S. holder. In addition, if such non-U.S. holder is a foreign corporation, it may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Any gain realized on the disposition of a Junior Subordinated Debenture generally will not be subject to U.S. federal income tax unless:

•

that gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if an applicable U.S. income tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder within the United States); or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

The amount of interest paid on the Junior Subordinated Debentures to non-U.S. holders generally must be reported annually to the IRS. These reporting requirements apply regardless of whether withholding was reduced or eliminated by any applicable income tax treaty. Copies of the information returns reflecting income in respect of the Junior Subordinated Debentures may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or information sharing agreement.

A non-U.S. holder will generally not be subject to additional information reporting or to backup withholding with respect to payments on the Junior Subordinated Debentures or to information reporting or backup withholding with respect to proceeds from the sale or other disposition of Junior Subordinated Debentures to or through a U.S. office of any broker, as long as the holder:

•	has furnished to the payor or broker a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, certifying, under penalties of perjury, the non-U.S. holder’s status as a non-U.S. person;

•	has furnished to the payor or broker other documentation upon which it may rely to treat the payments as made to a non-U.S. person in accordance with applicable Treasury regulations; or

•	otherwise establishes an exemption.

The payment of the proceeds from a sale or other disposition of Junior Subordinated Debentures to or through a foreign office of a broker will generally not be subject to information reporting or backup withholding. However, a sale or disposition of Junior Subordinated Debentures will be subject to information reporting, but generally not backup withholding, if it is to or through a foreign office of a U.S. broker or a non-U.S. broker with certain enumerated connections with the United States unless the documentation requirements described above are met or the holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability, if any, or will otherwise be refundable, provided that the requisite procedures are followed and the proper information is filed with the IRS on a timely basis. Prospective investors should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such exemption, if applicable.

Foreign Accounts Tax Compliance Act

Pursuant to sections 1471 through 1474 of the Code (commonly referred to as the Foreign Accounts Tax Compliance Act or “FATCA”) and under associated Treasury regulations and related administrative guidance, a U.S. federal withholding tax at a 30% rate applies to “withholdable payments” received by certain non-U.S. entities, if certain disclosure requirements related to U.S. ownership or accounts are not satisfied (generally by providing a properly executed IRS Form W-8BEN or Form W-8BEN-E, as applicable, or other applicable and/or successor forms). An applicable intergovernmental agreement regarding FATCA between the U.S. and a foreign jurisdiction may modify the rules discussed in this paragraph. For this purpose, “withholdable payments” generally include payments of interest on, and payments of gross proceeds from the sale or other disposition of, Junior Subordinated Debentures. However, the IRS issued proposed Treasury regulations that eliminate FACTA withholding on payments of gross proceeds (but not on payments of interest). Pursuant to the preamble to the proposed Treasury regulations, we and any withholding agent may (but are not required to) rely on this proposed change to FACTA withholding until the final Treasury regulations are issued. Prospective investors should consult their tax advisors regarding the potential application of FATCA to their investment in the Junior Subordinated Debentures. If U.S. federal withholding tax under FATCA, or otherwise, is required on payments made to any holder of Junior Subordinated Debentures, such withheld amount will be paid to the IRS. That payment, if made, will be treated as a payment of cash to the holder of the Junior Subordinated Debentures with respect to whom the payment was made and will reduce the amount of cash to which such holder would otherwise be entitled.

The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. Prospective investors should consult their tax advisors regarding the tax consequences to them of the purchase, ownership and disposition of Junior Subordinated Debentures, including the tax consequences under state, local, foreign and other tax laws.

UNDERWRITING

Under the terms and conditions set forth in the underwriting agreement dated the date of this prospectus supplement, we have agreed to sell each of the underwriters named below, and each of the underwriters has severally, and not jointly, agreed to purchase, the principal amount of Junior Subordinated Debentures set forth opposite its name below:

Name	Principal Amount of Junior Subordinated Debentures
BofA Securities, Inc.	$
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
Wells Fargo Securities, LLC
BNP Paribas Securities Corp.
Goldman Sachs & Co. LLC
Mizuho Securities USA LLC
MUFG Securities Americas Inc.
Scotia Capital (USA) Inc.

Total	$

Under the terms and conditions set forth in the underwriting agreement, the underwriters have committed, subject to the terms and conditions set forth therein, to take and pay for all of the Junior Subordinated Debentures if any of the Junior Subordinated Debentures are taken, provided, that under certain circumstances involving a default of an underwriter, less than all of the Junior Subordinated Debentures may be purchased. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters initially propose to offer the Junior Subordinated Debentures directly to the public at the price to public set forth on the cover page hereof and may offer the Junior Subordinated Debentures to certain securities dealers at such price less a concession not in excess of  % of the principal amount of the Junior Subordinated Debenture. The underwriters may allow, and such dealers may reallow to certain brokers and dealers, a concession not in excess of  % of the principal amount of the Junior Subordinated Debentures. After the initial offering of the Junior Subordinated Debentures, the offering price and other selling terms of the Junior Subordinated Debentures may from time to time be varied by the underwriters.

The following table shows the underwriting discount we will pay to the underwriters in respect of this offering:

Per Junior Subordinated Debenture		%
Total	$

We estimate that our total expenses for this offering will be approximately $2.1 million, excluding the underwriting discount.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the underwriters may be required to make in that respect.

The Junior Subordinated Debentures will constitute a new class of securities with no established trading market. We cannot assure you as to (1) the liquidity of any such market that may develop, (2) the ability of holders of Junior Subordinated Debentures to sell their Junior Subordinated Debentures or (3) the price at which the holders of Junior Subordinated Debentures would be able to sell their Junior Subordinated Debentures. If such a market develops, the Junior Subordinated Debentures could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar debt securities and our business, results of operations, financial condition or prospects. We do not intend to apply for listing of the Junior Subordinated Debentures on any securities exchange or for inclusion of the Junior Subordinated Debentures in any automated quotation system.

To facilitate the offering of the Junior Subordinated Debentures, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Junior Subordinated Debentures. Specifically, they may over-allot in connection with the offering, creating a short position in the Junior Subordinated Debentures for their own accounts. In addition, to cover over-allotments or to stabilize the price of the Junior Subordinated Debentures, the underwriters may bid for, and purchase, the Junior Subordinated Debentures in the open market. Finally, the underwriters may reclaim selling concessions allowed to dealers for distributing the Junior Subordinated Debentures in the offering, if they repurchase previously distributed Junior Subordinated Debentures in transactions to cover short positions established by them, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price for the Junior Subordinated Debentures above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

Settlement

It is expected that delivery of the Junior Subordinated Debentures will be made on or about the date specified on the cover page of this prospectus supplement, which will be the third business day following the date of this prospectus supplement (such settlement being referred to as “T+3”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days (T+2), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Junior Subordinated Debentures more than two business days prior to the scheduled settlement date will be required, by virtue of the fact that the Junior Subordinated Debentures will initially settle in T+3, to specify an alternative settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Junior Subordinated Debentures who wish to trade the Junior Subordinated Debentures more than two business days prior to the scheduled settlement date should consult their own advisors.

Selling Restrictions

No action has been or will be taken in any jurisdiction that would permit a public offering of any of the Junior Subordinated Debentures, or possession or distribution of this prospectus supplement and the accompanying prospectus or any other offering material, in any country or jurisdiction where action for that purpose is required. Each underwriter shall comply with all relevant laws, regulations and directives in each jurisdiction in which it purchases, offers, sells or delivers Junior Subordinated Debentures or has in its possession or distributes this prospectus supplement and the accompanying prospectus or any other offering material, in all cases, at its own expense.

Notice to Prospective Investors in Canada

The Junior Subordinated Debentures may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Junior Subordinated Debentures must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

The Junior Subordinated Debentures are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended (the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the Junior Subordinated Debentures or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Junior Subordinated Debentures or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement, the accompanying prospectus and any other related documents or materials have been prepared on the basis that any offer of Junior Subordinated Debentures in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of Junior Subordinated Debentures. This prospectus supplement, the accompanying prospectus and any other related documents or materials are not a prospectus for the purposes of the Prospectus Regulation.

Notice to Prospective Investors in the United Kingdom

The Junior Subordinated Debentures are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law in the UK by virtue of the European Union (Withdrawal) Act 2018, as amended (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000, as amended (the “FSMA”), and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law in the UK by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law in the UK by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently, no key information document required by the PRIIPs Regulation as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Junior Subordinated Debentures or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Junior Subordinated Debentures or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement, the accompanying prospectus and any other related documents or materials have been prepared on the basis that any offer of Junior Subordinated Debentures in the UK will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of Junior Subordinated Debentures. This prospectus supplement, the accompanying prospectus and any other related documents or materials are not a prospectus for the purposes of the UK Prospectus Regulation.

In the UK, this prospectus supplement and the accompanying prospectus are only being distributed to and are only directed at persons who are qualified investors under the UK Prospectus Regulation and who are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the ‘‘Order’’), and/or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order, and/or (iii) other persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA in connection with the issue or sale of any securities) may lawfully be communicated (all such persons together being referred to as ‘‘relevant persons’’). Any Junior Subordinated Debentures will only be available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Junior Subordinated Debentures will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement and the accompanying prospectus or any of their contents.

Each underwriter has represented and agreed that:

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it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of the Junior Subordinated Debentures in circumstances in which section 21(1) of the FSMA does not apply to it; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Junior Subordinated Debentures in, from or otherwise involving the UK.

Notice to Prospective Investors in Hong Kong

The Junior Subordinated Debentures have not been and may not be offered, sold or delivered in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer or invitation to the “public” within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, and in the manner as permitted under the Securities and Futures Ordinance or the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”), or (iii) in other circumstances which do not result in the document constituting a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance. No advertisement, offer, invitation or document relating to the Junior Subordinated Debentures has been or may be issued, circulated or distributed, or in the possession of any person for the purpose of issue, circulation or distribution (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Junior Subordinated Debentures which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder, or in the manner as permitted under the Securities and Futures Ordinance or the Companies (Winding Up and Miscellaneous Provisions) Ordinance.

The contents of this prospectus supplement and the accompanying prospectus have not been reviewed, approved or authorized by any regulatory authority in Hong Kong and this prospectus supplement and the accompanying prospectus have not been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus supplement and the accompanying prospectus may not be issued, circulated or distributed in Hong Kong, and the Junior Subordinated Debentures may not be offered for subscription to members of the public in Hong Kong. Each person acquiring any Junior Subordinated Debentures will be required to confirm, and is deemed by the acquisition of Junior Subordinated Debentures, to have confirmed, that he is aware of the restriction on offers of the Junior Subordinated Debentures described in this prospectus supplement and the accompanying prospectus and that he is not acquiring, and has not been offered any Junior Subordinated Debentures in circumstances that contravene any such restrictions. Any person in any doubt about the content of this prospectus supplement and the accompanying prospectus is advised to obtain independent professional advice.

Notice to Prospective Investors in Switzerland

The Junior Subordinated Debentures may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the Junior Subordinated Debentures to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the Junior Subordinated Debentures constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the Junior Subordinated Debentures may be publicly distributed or otherwise made publicly available in Switzerland.

Certain Relationships

In the ordinary course of their respective businesses, the underwriters and certain of their respective affiliates have in the past, and may in the future, engage in investment banking, commercial banking or other transactions of a financial nature with us and our affiliates, for which they have received, or may receive, customary compensation. Affiliates of the underwriters are also lenders under our revolving credit facility and dealers under our commercial paper program. Certain of the underwriters or their affiliates may own a portion of the commercial paper to be repaid with the net proceeds of this offering and, therefore, may receive a portion of the net proceeds from this offering.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours and our affiliates. If any of the underwriters or their respective affiliates has a lending relationship with us or our affiliates, certain of those underwriters or their affiliates routinely hedge, and may continue to hedge, and certain other of those underwriters or their respective affiliates may hedge, their credit exposure to us or our affiliates consistent with their customary risk management policies. Typically, those underwriters and their respective affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the Junior Subordinated Debentures. Any such credit default swaps or short positions could adversely affect future trading prices of the Junior Subordinated Debentures. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

EXPERTS

The financial statements and the related financial statement schedule of Entergy Corporation as of December 31, 2023 and 2022, and for each of the three years in the period ended December 31, 2023, incorporated by reference in this Prospectus Supplement and the effectiveness of Entergy Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements and financial statement schedule are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

PROSPECTUS

ENTERGY CORPORATION

COMMON STOCK

PREFERRED STOCK

DEPOSITARY SHARES

SENIOR NOTES

JUNIOR SUBORDINATED DEBENTURES

639 Loyola Avenue

New Orleans, Louisiana 70113

Telephone (504) 576-4000

We may offer any combination of the securities described in this prospectus in one or more offerings from time to time in amounts authorized from time to time. This prospectus may also be used by a selling securityholder of the securities described herein.

This prospectus may be used to offer and sell our securities, only if accompanied by the prospectus supplement for those securities. We will provide the specific information about those offerings and the specific terms of those securities, including their offering prices, in supplements to this prospectus. The supplements may also add, update or change the information in this prospectus. You should read this prospectus and any supplements carefully before you invest. This prospectus may not be used to sell any of these securities unless accompanied by a prospectus supplement.

Our common stock is listed on both the New York Stock Exchange and NYSE Chicago, Inc. and trades under the symbol “ETR.” Unless otherwise indicated in the applicable prospectus supplement, the other securities described in this prospectus will not be listed on a national securities exchange.

Investing in the securities offered by this prospectus involves risks. See “Risk Factors” on page 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We may offer the securities to or through underwriters or dealers, directly to purchasers or through agents designated from time to time. This prospectus may be used in connection with any offering of securities through any of those methods or other methods described in supplements to this prospectus. The supplements to this prospectus will describe the terms of any particular plan of distribution, including any underwriting arrangements. The “Plan of Distribution” section beginning on page 18 also provides more information on this topic.

The date of this prospectus is August 8, 2022.

RISK FACTORS

Investing in the securities described herein involves certain risks. In considering whether to purchase the securities being offered by this prospectus, you should carefully consider the information we have included or incorporated by reference in this prospectus. In particular, you should carefully consider the information under the headings “Risk Factors Summary” and “Risk Factors” as well as the factors listed under the heading “Forward-Looking Information,” in each case, contained in our Annual Report on Form 10-K for our most recent fiscal year, in any Quarterly Report on Form 10-Q that we have filed since our most recent Annual Report on Form 10-K and in any other subsequent document that we file (not furnish) with the Securities and Exchange Commission (the “SEC”), each of which is incorporated by reference in this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the SEC as a “well-known seasoned issuer,” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). By utilizing a “shelf” registration statement, we may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus and selling securityholders may sell such securities owned by them from time to time. As allowed by the SEC’s rules, this prospectus does not contain all of the information included or incorporated by reference in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus or any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

Each time we sell securities we will provide a prospectus supplement containing specific information about the terms of those securities and the related offering. Any prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. It is important for you to consider the information contained in this prospectus, the related prospectus supplement and the exhibits to the registration statement, together with the additional information referenced under the heading “Where You Can Find More Information,” in making your investment decision.

For more detailed information about the securities described herein, you can read the exhibits to the registration statement.

ENTERGY CORPORATION

We are an integrated energy company engaged primarily in electric power production and retail distribution operations. We own and operate power plants with approximately 25,000 MW of electric generating capacity, including approximately 5,000 MW of nuclear power. We deliver electricity to approximately 3 million utility customers in Arkansas, Louisiana, Mississippi and Texas. We had annual revenues of approximately $11.7 billion in 2021 and more than 12,000 employees as of December 31, 2021.

We operate primarily through two business segments: Utility and Entergy Wholesale Commodities.

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The Utility business segment includes the generation, transmission, distribution, and sale of electric power in portions of Arkansas, Mississippi, Texas, and Louisiana, including the City of New Orleans; and operation of a small natural gas distribution business.

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The Entergy Wholesale Commodities business segment includes the ownership, operation, and decommissioning of nuclear power plants located in the northern United States and the sale of the electric power produced by its operating plants to wholesale customers. This business also provides services to other nuclear power plant owners and owns interests in non-nuclear power plants that sell the electric power produced by those plants to wholesale customers. With the sale of the Palisades Nuclear Plant in June 2022, Entergy completed its multi-year strategy to exit the merchant nuclear power business. Our incorporated documents referenced below include discussion of the operation and shutdown and sale of each of the Entergy Wholesale Commodities nuclear power plants.

The information above is only a summary and is not complete. You should read the incorporated documents listed under the heading “Where You Can Find More Information” for more specific information concerning our business and affairs, including significant contingencies, significant factors and known trends, our general capital requirements, our financing plans and capabilities, and pending legal and regulatory proceedings.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and therefore we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings are available to the public on the Internet at the SEC’s website located at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information that we file with the SEC, which means we can refer you to important information without restating it in this prospectus. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination or completion of the offerings contemplated by this prospectus:

1.	our Annual Report on Form 10-K for the year ended December 31, 2021 (the “2021 Form 10-K”);

2.	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, and June 30, 2022;

3.	our Current Reports on Form 8-K filed May 9, 2022, May 10, 2022, May 19, 2022, June 23, 2022, and July 13, 2022 (as amended by our Current Report on Form 8-K/A filed August 2, 2022); and

4.	the description of our common stock contained in Exhibit 4(a)(12) to the 2021 Form 10-K, including any further amendment or report filed for the purpose of updating such description.

You may access a copy of any or all of these filings, free of charge, at our web site, which is located at

http://www.entergy.com, or by writing or calling us at the following address:

Ms. Dawn A. Balash

Assistant General Counsel – Corporate and Securities

Entergy Services, LLC

639 Loyola Avenue

New Orleans, Louisiana 70113

(504) 576-6755

You may also direct your requests via e-mail to dbalash@entergy.com. We do not intend our Internet address to be an active link or to otherwise incorporate the contents of the website into this prospectus or any accompanying prospectus supplement.

This prospectus, any accompanying prospectus supplement and any free-writing prospectus that we file with the SEC contain and incorporate by reference information that you should consider when making your investment decision. We have not, and any underwriters, dealers or agents have not, authorized anyone else to provide you with different information. You should not assume that the information contained in this prospectus, any accompanying prospectus supplement or the documents incorporated by reference is accurate as of any date other than as of the dates of these documents or the dates these documents were filed with the SEC. Our business, financial condition, results of operations and prospects may have changed since these dates. We are not, and any underwriters, dealers or agents are not, making an offer of the securities in any jurisdiction where the offer or sale is not permitted.

USE OF PROCEEDS

Unless otherwise stated in the prospectus supplement accompanying this prospectus, we will use the net proceeds from the sale of any securities that may be offered hereby either (a) to repurchase or redeem one or more series of our outstanding securities on their stated due dates or in some cases prior to their stated due dates or (b) for other general corporate purposes. The prospectus supplement relating to an offering will contain a more detailed description of the use of proceeds of any specific offering of securities. We will not receive any of the proceeds from the sale of any securities by any selling securityholders.

DESCRIPTION OF CAPITAL STOCK

The following descriptions of our capital stock and the relevant provisions of our Restated Certificate of Incorporation (our “Restated Certificate”) and Bylaws, as amended (our “Bylaws”), are summaries and are qualified by reference to our Restated Certificate and Bylaws that are filed as exhibits to the registration statement of which this prospectus forms a part. The following also summarizes certain applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and that summary is qualified by reference to the DGCL.

General

Our authorized capital stock consists of 499,000,000 shares of common stock, par value $.01 per share (our “common stock”) and 1,000,000 shares of preferred stock, no par value (our “preferred stock”). As of June 30, 2022, there were 203,417,031 shares of our common stock outstanding and no shares of our preferred stock outstanding.

Our board of directors (our “Board”) is authorized to establish, from time to time, series of preferred stock and to fix the rights and preferences of each series of preferred stock, including dividend rates and preferences, conversion provisions, voting rights, redemption provisions, liquidation rights and preferences, preemption rights and other matters; provided that no share of preferred stock shall have more than one vote per share. The terms of any series of preferred stock offered pursuant to this prospectus will be described in a prospectus supplement.

Dividend Rights

We will pay dividends on our common stock as determined by our Board out of legally available funds. Our ability to pay dividends depends primarily upon the ability of our subsidiaries to pay dividends or distributions or otherwise transfer funds to us. Various financing arrangements, charter provisions and regulatory requirements may impose certain restrictions on the ability of our subsidiaries to transfer funds to us in the form of cash dividends or distributions, loans or advances. If our Board fixes the rights of a series of preferred stock and we issue that series of preferred stock, holders of such series of preferred stock may be entitled, in preference to holders of our common stock, to dividends at the rate fixed for that series by our Board. Those dividends may be cumulative or noncumulative as determined by our Board.

Voting Rights

Holders of our common stock are entitled to one vote for each share held by them on all matters submitted to our stockholders. Holders of our common stock do not have cumulative voting rights in the election of directors. Unless otherwise required by law and subject to any special voting rights that may vest in the holders of preferred stock, in all matters other than the election of directors, the affirmative vote of the holders of a majority of the shares represented at a stockholder meeting and entitled to vote on the subject matter shall be the act of the stockholders. Under the DGCL, our Restated Certificate may be amended by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on the proposed amendment (which would include our common stock and any series of preferred stock which, by its terms or applicable law, was so entitled to vote), and, if any class or series of shares is entitled to vote as a class, then the proposed amendment must be approved by the required vote of each class or series of shares entitled to vote as a class. At a meeting for the election of directors at which a quorum is present, subject to the rights, if any, of holders of preferred stock outstanding at that time, directors are elected by a majority of votes cast with respect to such director; provided, however, that, if the number of nominees is greater than the number of directors who will be elected, the nominees receiving a plurality of the votes cast will be elected as directors. If our Board fixes the rights of a series of preferred stock and we issue that series of preferred stock, such series of preferred stock may or may not be entitled to voting rights; provided, that no share of preferred stock shall have more than one vote per share.

Liquidation Rights

In the event of any liquidation, dissolution or winding up of our affairs, voluntarily or involuntarily, the holders of our common stock, subject to any rights of any holders of our preferred stock outstanding at that time, will be entitled to receive the remainder, if any, of our assets after the payment of all our debts and liabilities. In addition, if our Board fixes the rights of a series of preferred stock and we issue that series of preferred stock, holders of such series of preferred stock may be entitled, in preference to holders of the common stock, in a voluntary or an involuntary liquidation, to the amounts fixed for that series by the Board, which may include unpaid accumulated dividends.

Preemptive Rights

The holders of our common stock do not have a preemptive right to purchase shares of our common stock or securities convertible into such shares nor are they liable for future capital calls or assessments by us. If our Board fixes the rights of a series of preferred stock and we issue that series of preferred stock, such series of preferred stock may be entitled to preemptive rights to purchase shares of our common stock or securities convertible into such shares.

Listing

Our common stock is listed under the symbol “ETR” on both the New York Stock Exchange and NYSE Chicago, Inc.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equiniti Trust Company, doing business as EQ Shareowner Services.

Certain Anti-Takeover Effects

General. Certain provisions of our Restated Certificate, our Bylaws and the DGCL could have the effect of delaying, deferring or preventing an acquisition of control of us by means of a tender offer, a proxy fight, open market purchases or otherwise in a transaction not approved by our Board. The provisions described below may reduce our vulnerability to an unsolicited proposal for the restructuring or sale of all or substantially all of our assets or an unsolicited takeover attempt which is unfair to our stockholders.

Business Combinations. Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time the stockholder became an interested stockholder, subject to certain exceptions, including if, prior to such time, the board of directors approved the business combination or the transaction which resulted in the stockholder becoming an interested stockholder. “Business combinations” include mergers, asset sales and other transactions resulting in a financial benefit to the “interested stockholder.” Subject to various exceptions, an “interested stockholder” is a person who, together with his, her or its affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation’s outstanding voting stock. The restrictions on business combinations with interested stockholders contained in Section 203 of the DGCL do not apply to a corporation whose certificate of incorporation or bylaws contains a provision expressly electing not to be governed by the statute; however, neither our Restated Certificate nor our Bylaws contain a provision electing to “opt-out” of Section 203 of the DGCL.

Special Meetings. Pursuant to the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or bylaws. Our Restated Certificate and Bylaws provide that special meetings of stockholders may only be called by: our Board; the Chairman of our Board; a majority of the members of the entire Executive Committee of our Board; the Chief Executive Officer; or the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting.

Advance Notice Requirements for Stockholder Nominations and Proposals. Our Bylaws establish advance notice procedures with respect to stockholder proposals for annual meetings and the nomination of candidates for election as directors, other than nominations made by or at the direction of our Board or a committee of the Board. A stockholder who wishes to bring a matter before a meeting must comply with our advance notice requirements and provide us with certain information. Additionally, vacancies and newly created directorships may be filled only by a vote of a majority of the directors then in office, even in the case that such directors may represent less than a quorum.

DESCRIPTION OF DEPOSITARY SHARES

We may issue depositary shares representing fractional interests in shares of our preferred stock of any series, as described in the applicable prospectus supplement. The following description sets forth certain general terms and provisions of the depositary shares to which any prospectus supplement may relate. The particular terms of the depositary shares to which any prospectus supplement may relate and the extent, if any, to which the general terms and provisions may apply to the depositary shares so offered will be described in the applicable prospectus supplement. To the extent that any particular terms of the depositary shares, deposit agreements and depositary receipts evidencing the depositary shares described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement. We encourage you to read the applicable deposit agreements and depositary receipts evidencing the depositary shares for additional information before you decide whether to purchase any of our depositary shares.

In connection with the issuance of any depositary shares, we will enter into a deposit agreement with a bank or trust company, as depositary, which will be named in the applicable prospectus supplement. Depositary shares will be evidenced by depositary receipts issued pursuant to the related deposit agreement. Immediately following our issuance of the preferred stock related to any depositary shares, we will deposit the shares of our preferred stock with the relevant depositary and will cause the depositary to issue, on our behalf, the related depositary receipts evidencing the depositary shares. Subject to the terms of the related deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest in the share of preferred stock represented by the related depositary share, to all of the rights, preferences and privileges of, and will be subject to all of the limitations and restrictions on, the preferred stock represented by the depositary share (including, if applicable, dividend, voting, conversion, exchange, redemption, sinking fund, subscription and liquidation rights).

DESCRIPTION OF SENIOR NOTES

The following description sets forth the general terms and provisions of the senior debt securities (the “New Senior Notes”) that we may offer by this prospectus. We will describe in one or more prospectus supplements the particular terms of the New Senior Notes and provisions that vary from those described below.

We may issue the New Senior Notes from time to time in the future, in one or more series, under an Indenture (for Unsecured Debt Securities) dated as of September 1, 2010, as it has heretofore been supplemented and may be amended or supplemented from time to time (the “indenture”), between us and Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association, as trustee (the “trustee”). For the purposes of this section, any reference to the “indenture” shall generally mean the indenture as supplemented by the officer’s certificate(s) relating to the New Senior Notes. All debt securities issued or to be issued under the indenture, including the New Senior Notes offered by this prospectus, are referred to herein as “senior notes.”

This section of the prospectus contains a summary of certain terms and provisions of the indenture. The indenture contains the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the New Senior Notes or the indenture. The indenture is filed as an exhibit to the registration statement of which this prospectus forms a part. You should read the indenture for provisions that may be important to you. This summary is subject to and qualified in its entirety by reference to all of the provisions of the indenture, including the definitions of some of the terms used in the indenture. We also include references in parentheses to some of the sections of the indenture. This summary is also subject to and qualified by reference to the description of the particular terms of each series of New Senior Notes described in the applicable prospectus supplement or supplements. The indenture has been qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and you should also refer to the Trust Indenture Act for provisions that apply to the New Senior Notes.

In this section, references to “we,” “our” and “us” mean Entergy Corporation excluding, unless the context otherwise requires or otherwise expressly stated, its subsidiaries. The New Senior Notes are not obligations of, and will not be guaranteed by, any of our subsidiaries.

General

The indenture permits us to issue an unlimited amount of senior notes from time to time in one or more series. All senior notes of any one series need not be issued at the same time, and a series may be reopened for issuances of additional senior notes of such series. This means that we may from time to time, without notice to or consent of the existing holders of the New Senior Notes, create and issue further senior notes having the same terms and conditions as a given series of New Senior Notes in all respects, except for issue date, price to public and, if applicable, the initial interest payment on the New Senior Notes. Additional senior notes issued in this manner will be consolidated with, and will form a single series with, the previously outstanding senior notes of such series, including, if applicable, the New Senior Notes. As of June 30, 2022, we had $4.05 billion aggregate principal amount of senior notes outstanding under the indenture, excluding $75 million of outstanding senior notes held by one of our subsidiaries.

Terms of Specific Series of the New Senior Notes

A prospectus supplement and any supplemental indenture, board resolution or officer’s certificate relating to any series of New Senior Notes being offered by this prospectus will include specific terms relating to that offering. These terms will include some or all of the following terms that apply to that series:

•	the title of the series of New Senior Notes;

•	any limit upon the total principal amount of the series of New Senior Notes;

•	the dates, or the method to determine the dates, on which the principal of the series of New Senior Notes will be payable and how it will be paid;

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the interest rate or rates which the series of New Senior Notes will bear, or how the rate or rates will be determined, the interest payment dates for the series of New Senior Notes and the regular record dates for interest payments;

•	any right to extend the interest payments for, or the maturity of, the series of New Senior Notes and the duration of any such extension;

•	the percentage, if less than 100%, of the principal amount of the series of New Senior Notes that will be payable if the maturity of the series of New Senior Notes is accelerated;

•	any date or dates on which the series of New Senior Notes may be redeemed at our option and the terms, conditions and any restrictions on those redemptions;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the series of New Senior Notes;

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any additions or exceptions to the events of default under the indenture or additions or exceptions to our covenants under the indenture for the benefit of the holders of the series of New Senior Notes;

•	any denominations other than multiples of $1,000 in which the series of New Senior Notes will be issued;

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if payments on the series of New Senior Notes may be made in a currency or currencies other than United States dollars; and, if so, the means through which the equivalent principal amount of any payment in United States dollars is to be determined for any purpose;

•	any terms pursuant to which the series of New Senior Notes may be converted into or exchanged for other securities of ours or of another entity;

•	any collateral security for the series of New Senior Notes; and

•	any other terms of the series of New Senior Notes not inconsistent with the terms of the indenture.

(Indenture, Section 301.)

We may sell New Senior Notes at a discount below their principal amount or at a premium above their principal amount. United States federal income tax considerations applicable to New Senior Notes sold at an original issue discount will be described in the applicable prospectus supplement if we sell New Senior Notes at an original issue discount. In addition, important United States federal income tax or other tax considerations applicable to any New Senior Notes denominated or payable in a currency or currency unit other than United States dollars will be described in the applicable prospectus supplement if we sell New Senior Notes denominated or payable in a currency or currency unit other than United States dollars.

Except as may otherwise be described in the applicable prospectus supplement, the indenture does not contain any provisions that are intended to protect holders of New Senior Notes in the event of a highly-leveraged or similar transaction involving us, whether or not in connection with a change of control.

Redemption

We will set forth any terms for the redemption of New Senior Notes of any series in the applicable prospectus supplement. Unless we indicate differently in a prospectus supplement, and except with respect to New Senior Notes redeemable at the option of the holder of those New Senior Notes, the New Senior Notes will be redeemable upon notice to holders by mail at least 30 days prior to the redemption date. (Indenture, Section 404.) Unless the New Senior Notes are held in book-entry only form through the facilities of The Depository Trust

Company (“DTC”), in which case DTC’s procedures for selection shall apply (see “—Book-Entry Only Securities”), if less than all of the New Senior Notes of any series or any tranche thereof are to be redeemed, the trustee will select the New Senior Notes to be redeemed. (Indenture, Section 403.)

Unless we default in the payment of the redemption price and accrued interest, if any, in the case of an unconditional notice of redemption, the New Senior Notes subject to such notice of redemption will cease to bear interest on the redemption date. (Indenture, Section 405.) We will pay the redemption price and any accrued interest to the redemption date upon surrender of any New Senior Note for redemption. (Indenture, Section 405.) If only part of a New Senior Note is redeemed, the trustee will deliver to the holder of the New Senior Note a new New Senior Note of the same series for the remaining portion without charge. (Indenture, Section 406.)

We may make any redemption at our option conditional upon the receipt by the paying agent, on or prior to the date fixed for redemption, of money sufficient to pay the redemption price and accrued interest, if any. If the paying agent has not received the money by the date fixed for redemption, we will not be required to redeem the New Senior Notes. (Indenture, Section 404.)

Payment and Paying Agents

Except as may be provided in the applicable prospectus supplement, interest on a New Senior Note payable on each interest payment date will be paid to the person in whose name that New Senior Note is registered as of the close of business on the regular record date for the interest payment date, which will be the close of business on the Business Day immediately preceding such interest payment date so long as all of the New Senior Notes of the same series as such New Senior Note remain in book-entry only form, or on the 15th calendar day immediately preceding each interest payment date if any of the New Senior Notes of such series do not remain in book-entry only form. However, interest payable at maturity will be paid to the person to whom the principal is paid. If there has been a default in the payment of interest on any New Senior Note, other than at maturity, the defaulted interest may be paid to the holder of such New Senior Note as of the close of business on a date between 10 and 15 days before the date proposed by us for payment of such defaulted interest or in any other lawful manner permitted by any securities exchange on which that New Senior Note may be listed, if the trustee finds it practicable. (Indenture, Section 307.)

Unless otherwise specified in the applicable prospectus supplement, principal, premium, if any, and interest on the New Senior Notes at maturity will be payable upon presentation of the New Senior Notes at the corporate trust office of Computershare Trust Company, N.A. in The City of New York, as our paying agent. We may change the place of payment on New Senior Notes and may appoint one or more additional paying agents (including ourselves) and may remove any paying agent, all at our discretion. (Indenture, Section 602.)

As long as the New Senior Notes are registered in the name of DTC, we will pay principal, premium, if any, and interest due on New Senior Notes in the form of global securities to DTC or its nominee in immediately available funds. DTC will then make payment to its participants for disbursement to the Beneficial Owners (as defined below) of the New Senior Notes as described under “— Book-Entry Only Securities.”

Registration and Transfer

Unless otherwise specified in the applicable prospectus supplement, and subject to restrictions related to the issuance of New Senior Notes through DTC’s book-entry system, the transfer of New Senior Notes may be registered, and New Senior Notes may be exchanged for other New Senior Notes of authorized denominations and with the same terms and principal amount, at the offices of the trustee in The City of New York. We may change the place for registration of transfer and exchange of New Senior Notes and may designate additional places for registration and exchange. (Indenture, Section 602.) No service charge will be made for any transfer or exchange of New Senior Notes. However, we may require payment to cover any tax or other governmental charge that may be imposed. We will not be required to execute or to provide for the registration of transfer of, or the exchange of, (a) any New Senior Notes during the 15 days before giving any notice of redemption, (b) any New Senior Note during the 15 days before an interest payment date or (c) any New Senior Note selected for redemption except the unredeemed portion of any New Senior Note being redeemed in part. (Indenture, Section 305.)

Ranking

The New Senior Notes will be our direct unsecured general obligations and will rank equally in right of payment with all of our other existing and future unsecured and unsubordinated debt, will be senior in right of payment to all of our existing and future subordinated debt and will be junior to any of our future secured debt to the extent of the value of the collateral securing such secured debt. As of June 30, 2022, we had approximately $5.6 billion (including indebtedness due within one year) of indebtedness outstanding that would have ranked pari passu with the New Senior Notes. The indenture does not limit the amount of debt that may be issued under the indenture or the issuance of any other debt that would rank pari passu with the New Senior Notes. In addition, we issue guarantees for the benefit of our non-utility subsidiaries and expect to have such guarantees outstanding from time to time in various aggregate amounts.

Our ability to meet our financial obligations under the New Senior Notes, and cash needs generally, is dependent on our operating cash flow (which, in turn, is dependent upon the earnings of our subsidiaries and the distributions of those earnings to, or upon loans or other payments of funds by those subsidiaries to, us), our ability to access the short-term and long-term debt and equity capital markets, and our access to bank facilities. Various financing arrangements, charter provisions and statutory and regulatory requirements may impose restrictions on the ability of our subsidiaries to transfer funds to us, including in the form of cash dividends, loans or advances or other distributions. The New Senior Notes will not be obligations of or guaranteed by any of our subsidiaries. As a result, the New Senior Notes will be structurally subordinated to all debt, preferred securities and other liabilities of our subsidiaries, which means that creditors (including trade creditors, debt holders, secured creditors, taxing authorities and guarantee holders) and preferred security holders of our subsidiaries will be paid from the assets of such subsidiaries before holders of the New Senior Notes would have any claims to those assets. The indenture does not limit the amount of debt or preferred securities that may be issued by our subsidiaries, whether secured or unsecured. As of June 30, 2022, our subsidiaries had approximately $24.8 billion of outstanding total indebtedness and preferred securities (including indebtedness due within one year).

Defeasance

Subject to certain conditions (including conditions that will be set forth in the officer’s certificate establishing a particular series of New Senior Notes), we will be discharged from our obligations in respect of the New Senior Notes if we irrevocably deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums when due on the stated maturity date or a redemption date of the New Senior Notes. (Indenture, Section 701.)

Consolidation, Merger and Sale of Assets

The indenture provides that we may not consolidate with or merge into any other entity or convey, transfer or lease our properties and assets substantially as an entirety to any entity, unless:

•

the surviving or successor entity or an entity which acquires by conveyance or transfer or which leases our properties and assets substantially as an entirety is organized and validly existing under the laws of the United States of America or any state thereof or the District of Columbia and it expressly assumes our obligations on all outstanding senior notes, including the New Senior Notes, and under the indenture;

•

immediately after giving effect to the transaction, no event of default under the indenture or no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

•	we shall have delivered to the trustee an officer’s certificate and an opinion of counsel as provided in the indenture.

(Indenture, Section 1101.)

Upon the consummation of any such transaction, the surviving or successor entity will succeed to our rights and powers under the indenture and, except in the case of a lease, we shall be relieved of all obligations and covenants under the indenture and the outstanding senior notes. (Indenture, Section 1102.) The terms of the indenture do not restrict us in a merger in which we are the surviving entity.

Events of Default

“Event of default” when used in the indenture with respect to any series of senior notes, including the New Senior Notes, means any of the following:

•

failure to pay interest on any senior note of that series for 30 days after it is due and payable, unless we have made a valid extension of the interest payment period with respect to such senior note as provided in the indenture;

•	failure to pay the principal of or any premium on any senior note of that series when due and payable;

•

failure to perform or breach of any other covenant or warranty in the indenture, other than a covenant or warranty that does not relate to that series of securities, that continues for 90 days after we receive written notice from the trustee, or we and the trustee receive written notice from the holders of at least 33% in aggregate principal amount of the senior notes of that series, unless the trustee, or the trustee and the holders of a principal amount of such senior notes of that series not less than the principal amount of senior notes of that series the holders of which gave such notice, as the case may be, agree in writing to an extension of such period prior to its expiration; provided, however, that the trustee, or the trustee and the holders of such principal amount of senior notes of such series, as the case may be, shall be deemed to have agreed to an extension of such period if corrective action is initiated by us within such period and is being diligently pursued and written notice of the initiation of such corrective action is given to the trustee within such period;

•	events of bankruptcy, insolvency or reorganization relating to us specified in the indenture; or

•	any other event of default included in any supplemental indenture, board resolution or officer’s certificate establishing a series of senior notes.

(Indenture, Section 801.)

The trustee may withhold notice to the holders of senior notes of any default, except default in the payment of principal, premium or interest, if it considers the withholding of notice to be in the interests of the holders. (Indenture, Section 902.)

Remedies

Acceleration of Maturity

If an event of default applicable to the senior notes of any series but not applicable to other series of outstanding securities occurs and continues, either the trustee or the holders of a majority in aggregate principal amount of the senior notes of such series may then declare the principal amount of all senior notes of such series and interest accrued thereon to be due and payable immediately. However, under the indenture, some senior notes may provide for a specified amount less than their entire principal amount to be due and payable upon that declaration. These senior notes are defined as “Discount Securities” in the indenture. If an event of default applicable to outstanding senior notes of more than one series exists, either the trustee or the holders of a majority in aggregate principal amount of all senior notes then outstanding of all such series, considered as one class, and not the holders of the senior notes of any one of such series, may declare the principal of all senior notes of all such series and interest accrued thereon to be due and payable immediately. As a consequence of each such declaration with respect to senior notes of any series, the principal amount of, or specified portion thereof in the case of Discount Securities, such senior notes and interest accrued thereon shall become due and payable immediately. (Indenture, Section 802.)

There is no automatic acceleration, even in the event of our bankruptcy, insolvency or reorganization.

Rescission of Acceleration

At any time after a declaration of acceleration with respect to the senior notes of any series has been made and before a judgment or decree for payment of the money due has been obtained, the event of default under the indenture giving rise to the declaration of acceleration will be considered waived, and the declaration and its consequences will be considered automatically rescinded and annulled, if:

•	we have paid or deposited with the trustee a sum sufficient to pay:

(1) all overdue interest on all senior notes of the series;

(2) the principal of and premium, if any, on any senior notes of the series then outstanding, which have otherwise become due and interest thereon that is currently due;

(3) interest on overdue interest, if any, to the extent payment is lawful; and

(4) all amounts due to the trustee under the indenture; and

•

any other event of default under the indenture with respect to the senior notes of that series, other than the non-payment of principal of such series which shall have become due solely by such declaration of acceleration, has been cured or waived as provided in the indenture.

However, no such waiver or rescission and annulment shall extend to or shall affect any subsequent default or impair any related right. (Indenture, Section 802.)

Control by Holders

Other than its duties in the case of an event of default under the indenture, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless the holders offer the trustee a reasonable indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with any such direction. (Indenture, Section 903.) If they provide this reasonable indemnity, the holders of a majority in aggregate principal amount of any series of senior notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any power conferred on the trustee. However, if the event of default under the indenture relates to more than one series, only the holders of a majority in aggregate principal amount of all affected series, considered as one class, will have the right to give this direction and not the holders of the senior notes of any one series. The trustee is not obligated to comply with directions that conflict with law or other provisions of the indenture. (Indenture, Section 812.)

Limitation on Holders’ Right to Institute Proceedings

No holder of senior notes of any series will have any right to institute any proceeding under the indenture, or any remedy under the indenture, unless:

•	the holder has previously given to the trustee written notice of a continuing event of default under the indenture;

•

the holders of a majority in aggregate principal amount of the outstanding senior notes of all series in respect of which an event of default under the indenture shall have occurred and be continuing, considered as one class, have made a written request to the trustee, and have offered reasonable indemnity to the trustee to institute proceedings;

•	the trustee has failed to institute any proceeding for 60 days after notice; and

•

no direction inconsistent with such written request shall have been given to the trustee during that 60-day period by the holders of a majority in aggregate principal amount of the outstanding senior notes of all series in respect of which an event of default shall have occurred and be continuing, considered as one class;

provided that no holder or holders of senior notes shall have any right in any manner to affect or prejudice the rights of other holders of senior notes of any series or to obtain priority over such other holders. (Indenture, Section 807.) However, these limitations do not apply to a suit by a holder of a senior note for payment of the principal, premium, if any, or interest on the senior note on or after the applicable due date. (Indenture, Section 808.)

We have agreed under the indenture to provide to the trustee an annual statement by an appropriate officer as to our compliance with all conditions and covenants under the indenture. (Indenture, Section 606.)

Modification and Waiver

Without the consent of any holder of senior notes issued under the indenture, including holders of the New Senior Notes, we and the trustee may enter into one or more supplemental indentures for any of the following purposes:

•	to evidence the assumption by any permitted successor of our covenants in the indenture and in the senior notes;

•	to add additional covenants or other provisions for the benefit of the holders of all or any series of senior notes or for us to surrender any right or power under the indenture;

•	to add additional events of default under the indenture for all or any series of senior notes;

•

to change, eliminate or add any provision to the indenture; provided, however, if the change, elimination or addition will adversely affect the interests of the holders of senior notes of any series in any material respect, the change, elimination or addition will become effective only:

(1) when the consent of the holders of senior notes of such series has been obtained in accordance with the indenture; or

(2) when no senior notes of the affected series remain outstanding under the indenture;

•	to provide collateral security for all but not part of the senior notes;

•	to establish the form or terms of senior notes of any series as permitted by the indenture;

•	to provide for the authentication and delivery of bearer notes and any coupons appertaining thereto;

•	to evidence and provide for the acceptance of appointment of a successor trustee;

•	to provide for the procedures required for use of a noncertificated system of registration for the senior notes of all or any series;

•	to change any place where principal, premium, if any, and interest shall be payable, securities may be surrendered for registration of transfer or exchange and notices and demands to us may be served;

•

to amend and restate the indenture as originally executed and as amended from time to time, with additions, deletions and other changes that do not adversely affect the interests of the holders of senior notes of any series in any material respect; or

•

to cure any ambiguity, to correct or supplement any defect or inconsistency or to make any other changes or to add provisions with respect to matters and questions arising under the indenture; provided that such other changes or additions do not adversely affect the interests of the holders of senior notes of any series in any material respect.

(Indenture, Section 1201.)

The holders of a majority in aggregate principal amount of the senior notes of all series then outstanding and affected, considered as one class, may waive compliance by us with some restrictive provisions of the indenture. (Indenture, Section 607.) The holders of a majority in aggregate principal amount of the outstanding senior notes of any series may waive any past default under the indenture with respect to that series, except a default in the payment of principal, premium, if any, or interest and certain covenants and provisions of the indenture that cannot be modified or be amended without the consent of the holder of each outstanding senior note of the series affected. (Indenture, Section 813.)

The consent of the holders of a majority in aggregate principal amount of the senior notes of all series then outstanding is required for all other modifications to the indenture. However, if less than all of the series of senior notes are directly affected by a proposed supplemental indenture, then only the consent of the holders of a majority in aggregate principal amount of all series that are directly affected, considered as one class, will be required. No such amendment or modification may:

•

change the stated maturity of the principal of, or any installment of principal of or interest on, any senior note, or reduce the principal amount of any senior note or its rate of interest or change the method of calculating the interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any senior note, without the consent of the holder;

•

reduce the percentage in principal amount of the outstanding senior notes of any series the consent of the holders of which is required for any supplemental indenture or any waiver of compliance with a provision of the indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting, without the consent of all the holders of the series; or

•

modify some of the provisions of the indenture relating to supplemental indentures, waivers of some covenants and waivers of past defaults with respect to the senior notes of any series, without the consent of the holder of each outstanding senior note affected thereby.

(Indenture, Section 1202.)

A supplemental indenture which changes the indenture solely for the benefit of one or more particular series of senior notes, or modifies the rights of the holders of senior notes of one or more series, will not affect the rights under the indenture of the holders of the senior notes of any other series.

The indenture provides that senior notes owned by us or any other obligor or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with us or such obligor shall be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent. (Indenture, Section 101.)

We may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other such act of the holders, but we shall have no obligation to do so. If we fix a record date, that request, demand, authorization, direction, notice, consent, waiver or other act of the holders may be given before or after that record date, but only the holders of record at the close of business on that record date will be considered holders for the purposes of determining whether holders of the required percentage of the outstanding senior notes have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, waiver or other act of the holders. For that purpose, the outstanding senior notes shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder will bind every future holder of the same senior notes and the holder of every senior note issued upon the registration of transfer of or in exchange of these senior notes. A transferee will be bound by acts of the trustee or us in reliance thereon, whether or not notation of that action is made upon the senior note. (Indenture, Section 104.)

Resignation of a Trustee

A trustee may resign at any time by giving written notice to us or may be removed at any time by act of the holders of a majority in aggregate principal amount of any series of senior notes then outstanding delivered to the trustee and us. No resignation or removal of a trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by a successor trustee. So long as no event of default or event which, after notice or lapse of time, or both, would become an event of default has occurred and is continuing and except with respect to a trustee appointed by act of the holders, if we have delivered to the trustee a resolution of our Board appointing a successor trustee and such successor has accepted the appointment in accordance with the terms of the indenture, the trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the indenture. (Indenture, Section 910.)

Notices

Notices to holders of New Senior Notes will be given by mail to the addresses of such holders as they may appear in the security register for New Senior Notes. (Indenture, Section 106.)

Title

We, the trustee, and any of our agents or agents of the trustee, may treat the person in whose name New Senior Notes are registered as the absolute owner thereof, whether or not the New Senior Notes may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary. (Indenture, Section 308.)

Governing Law

The indenture and the New Senior Notes will be governed by, and construed in accordance with, the laws of the State of New York. (Indenture, Section 112.)

Information about the Trustee

The trustee under the indenture will be Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association.

Book-Entry Only Securities

DTC

Unless otherwise specified in the applicable prospectus supplement, the New Senior Notes will trade through DTC. Each series of New Senior Notes will be represented by one or more global certificates and registered in the name of Cede & Co., DTC’s nominee. Upon issuance of the global certificates, DTC or its nominee will credit, on its book-entry registration and transfer system, the principal amount of the New Senior Notes represented by such global certificates to the accounts of institutions that have an account with DTC or its participants. The accounts to be credited shall be designated by the agents, brokers, dealers or underwriters involved in the issuance. Ownership of beneficial interests in the global certificates will be limited to participants or persons that may hold interests through participants. The global certificates will be deposited with the trustee as custodian for DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC’s participants deposit with DTC. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between participants’ accounts. This eliminates the need for physical movement of securities certificates. Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a participant. DTC rules applicable to its participants are on file with the SEC. More information can be found at www.dtcc.com.

Purchases of the New Senior Notes within the DTC system must be made by or through participants, who will receive a credit for the New Senior Notes on DTC’s records. The ownership interest of each actual purchaser of each Senior Note (“Beneficial Owner”) is in turn to be recorded on the appropriate participant’s records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through whom they purchased New Senior Notes. Transfers of ownership interests in the New Senior Notes are to be accomplished by entries made on the books of the participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates for their New Senior Notes of a series, except in the event that use of the book-entry system for the New Senior Notes of that series is discontinued.

To facilitate subsequent transfers, all New Senior Notes deposited by participants with DTC are registered in the name of DTC’s nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the New Senior Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the New Senior Notes. DTC’s records reflect only the identity of the participants to whose accounts such New Senior Notes are credited, which may or may not be the Beneficial Owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to participants, and by participants to Beneficial Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners of the New Senior Notes may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the New Senior Notes, such as redemptions, tenders, defaults, and proposed amendments to the indenture. Beneficial Owners of the New Senior Notes may wish to ascertain that the nominee holding the New Senior Notes has agreed to obtain and transmit notices to the Beneficial Owners.

Redemption notices will be sent to DTC. If less than all of the New Senior Notes of a series are being redeemed, DTC’s practice is to determine by lot the amount of New Senior Notes of such series held by each participant to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will itself consent or vote with respect to New Senior Notes, unless authorized by a participant in accordance with DTC’s procedures. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those participants to whose accounts the New Senior Notes are credited on the record date (identified in a listing attached to the omnibus proxy).

Payments of redemption proceeds, principal of, and interest on the New Senior Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the trustee, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street-name” and will be the responsibility of such participants and not of DTC, the trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, principal and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the trustee or us, disbursement of such payments to participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of participants.

Except as provided in the applicable prospectus supplement, a Beneficial Owner will not be entitled to receive physical delivery of the New Senior Notes. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the New Senior Notes.

DTC may discontinue providing its services as securities depositary with respect to the New Senior Notes at any time by giving reasonable notice to us or the trustee. In the event no successor securities depositary is obtained, certificates for the New Senior Notes will be printed and delivered. We may decide to replace DTC or any successor depositary. Additionally, subject to the procedures of DTC, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to some or all of the New Senior Notes. In that event, certificates for the New Senior Notes of such series will be printed and delivered. If certificates for such series of New Senior Notes are printed and delivered,

•	those New Senior Notes will be issued in fully registered form without coupons;

•

a holder of certificated New Senior Notes would be able to exchange those New Senior Notes, without charge, for an equal aggregate principal amount of New Senior Notes of the same series, having the same issue date and with identical terms and provisions; and

•	a holder of certificated New Senior Notes would be able to transfer those New Senior Notes without cost to another holder, other than for applicable stamp taxes or other governmental charges.

Euroclear and Clearstream

If so provided in the applicable prospectus supplement, you may hold interests in a global security through Clearstream Banking S.A.(“Clearstream”) or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), either directly if you are a participant in Clearstream or Euroclear or indirectly through organizations which are participants in Clearstream or Euroclear. Clearstream and Euroclear will hold interests on behalf of their respective participants through customers’ securities accounts in the names of Clearstream and Euroclear, respectively, on the books of their respective U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in such depositaries’ names on DTC’s books.

Clearstream and Euroclear are securities clearance systems in Europe. Clearstream and Euroclear hold securities for their respective participating organizations and facilitate the clearance and settlement of securities transactions between those participants through electronic book-entry changes in their accounts, thereby eliminating the need for physical movement of certificates.

Payments, deliveries, transfers, exchanges, notices and other matters relating to beneficial interests in global securities owned through Euroclear or Clearstream must comply with the rules and procedures of those systems. Transactions between participants in Euroclear or Clearstream, on one hand, and other participants in DTC, on the other hand, are also subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers and other transactions involving any beneficial interests in global securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

Cross-market transfers between participants in DTC, on the one hand, and participants in Euroclear or Clearstream, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective U.S. depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global securities through DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement. Participants in Euroclear or Clearstream may not deliver instructions directly to their respective U.S. depositaries.

Due to time zone differences, the securities accounts of a participant in Euroclear or Clearstream purchasing an interest in a global security from a direct participant in DTC will be credited, and any such crediting will be reported to the relevant participant in Euroclear or Clearstream, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a global security by or through a participant in Euroclear or Clearstream to a direct participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Other

The information in this section of this prospectus concerning DTC, Clearstream, Euroclear and their respective book-entry systems has been obtained from sources that we believe to be reliable, but we do not take responsibility for the accuracy of this information. This information has been provided solely as a matter of convenience. The rules and procedures of DTC, Clearstream and Euroclear are solely within the control of those organizations and could change at any time. Neither we nor the trustee nor any agent of ours or of the trustee, nor any broker, dealer, underwriter or agent of ours involved in the offer or sale of any securities, has any control over those entities and none of us or them takes any responsibility for their activities. You are urged to contact DTC, Clearstream and Euroclear or their respective participants directly to discuss those matters. In addition, although we expect that DTC, Clearstream and Euroclear will perform the foregoing procedures, none of them is under any obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time. Neither we nor the trustee nor any agent of ours or of the trustee, nor any broker, dealer, underwriter or agent of ours involved in the offer or sale of any securities, will have any responsibility for the performance or nonperformance by DTC, Clearstream and Euroclear or their respective participants of these or any other rules or procedures governing their respective operations.

DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

We may issue junior subordinated debentures, in one or more series, under an indenture, between us and the trustee specified therein. The terms of any junior subordinated indenture will be described in a prospectus supplement.

SELLING SECURITYHOLDERS

Selling securityholders are persons or entities that, directly or indirectly, have acquired or will from time to time acquire from us, our securities in various private transactions. Such selling securityholders may be parties to registration rights agreements with us, or we otherwise may have agreed or will agree to register their securities for resale. If authorized by us, the initial purchasers of our securities, as well as their transferees, pledgees, donees or successors, all of whom we refer to as “selling securityholders,” may from time to time offer and sell the securities pursuant to this prospectus and any applicable prospectus supplement.

The applicable prospectus supplement will set forth the name of each selling securityholder, the number and type of securities beneficially owned by such selling securityholder that are covered by such prospectus supplement, the number and type of securities to be offered for the securityholder’s account and the amount and (if one percent or more) the percentage of the class to be owned by such securityholder after completion of the offering. The applicable prospectus supplement also will disclose whether any of the selling securityholders have held any position or office with, have been employed by or otherwise have had a material relationship with us during the three years prior to the date of the prospectus supplement.

PLAN OF DISTRIBUTION

Methods and Terms of Sale

We and any selling securityholder may use a variety of methods to sell the securities offered pursuant to this prospectus on a continuous or delayed basis:

1.	through one or more underwriters or dealers;

2.	directly to one or more purchasers;

3.	through one or more agents; or

4.	through a combination of any such methods of sale.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing securityholders. This prospectus may be used in connection with any offering of securities through any of these methods or other methods described in the applicable prospectus supplement.

The applicable prospectus supplement will set forth the terms under which the securities are offered, including the name or names of any underwriters, dealers or agents, the respective amounts offered, the purchase price of the securities and the proceeds to us from the sale, any underwriting discounts and other items constituting compensation, any initial offering price and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

Through Underwriters or Dealers

If underwriters are used in the sale of the securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters may sell the securities directly or through underwriting syndicates represented by managing underwriters. Unless otherwise stated in the prospectus supplement relating to any of the securities, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of the securities if they purchase any of them. If a dealer is used in the sale, the securities will be sold to the dealer as principal. The dealer may then resell those securities at varying prices determined at the time of resale.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Stabilizing Transactions

Underwriters may engage in stabilizing transactions and syndicate-covering transactions in accordance with Rule 104 of Regulation M under the Exchange Act. Stabilizing transactions permit bids to purchase the underlying securities so long as the stabilizing bids do not exceed a specified maximum. Syndicate-covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. These stabilizing transactions and syndicate-covering transactions may cause the price of the securities to be higher than it would otherwise be if such transactions had not occurred.

Through Agents

We and any selling securityholder may designate one or more agents to sell the securities. Unless stated in a prospectus supplement, the agents will agree to use their best efforts to solicit purchases for the period of their appointment.

Directly

We and any selling securityholder may sell the securities directly to one or more purchasers. In this case, no underwriters, dealers or agents would be involved.

General Information

We may authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase the securities at the public offering price and on the terms described in the related prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future.

The securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, which are referred to herein as the “remarketing firms,” acting as principals for their own accounts or as our agent, as applicable. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the securities remarketed thereby.

Unless otherwise specified in the applicable prospectus supplement, except for our common stock, which is listed on the New York Stock Exchange and NYSE Chicago, Inc., the securities will not be listed on a national securities exchange.

We may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement.

We may make sales of our common stock to or through one or more underwriters, dealers or agents in “at the market” offerings, and, if we engage in such transactions, we will do so pursuant to the terms of an agreement between us and the underwriters, dealers or agents. If we engage in at the market sales pursuant to a distribution or similar agreement, we will issue and sell shares of our common stock to or through one or more underwriters or agents, which may act on an agency basis or on a principal basis.

We may have agreements to indemnify agents, underwriters and dealers against, or to contribute to payments which the underwriters, dealers and agents may be required to make in respect of, certain civil liabilities, including liabilities under the Securities Act.

EXPERTS

The financial statements and the related financial statement schedule of Entergy Corporation incorporated by reference in this Prospectus, and the effectiveness of Entergy Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements and financial statement schedule are incorporated by reference in reliance upon the reports of such firm, given their authority as experts in accounting and auditing.

LEGALITY

The legality of the securities and certain legal matters with respect to the offering of the securities will be passed upon for us by Morgan, Lewis & Bockius LLP, New York, New York. Certain legal matters with respect to the offering of the securities will be passed upon for any underwriters, dealers or agents by Pillsbury Winthrop Shaw Pittman LLP, New York, New York. Pillsbury Winthrop Shaw Pittman LLP from time to time represents certain of our affiliates in connection with various matters.